Filed Pursuant to Rule 424(b)(5)
Registration No. 333-282432
Prospectus Supplement
(to Prospectus dated October 1, 2024)
$375,000,000
F&G Annuities & Life, Inc.
7.300% Junior Subordinated Notes due 2065
We are offering $375,000,000 aggregate principal amount of our 7.300% junior subordinated notes due 2065 (the “notes”). The notes will bear interest at an annual rate of 7.300%. We will pay interest on the notes quarterly in arrears on January 15, April 15, July 15 and October 15 of each year, beginning on April 15, 2025. We may defer the interest payable on the notes on one or more occasions for up to five consecutive years as described in this prospectus supplement. See “Description of the Notes—Optional Interest Deferral.” The notes will mature on January 15, 2065.
The notes will be the Issuer’s unsecured, subordinated obligations and will rank junior in right of payment to all of the Issuer’s Senior Indebtedness (as defined herein). The notes will be structurally subordinated to the indebtedness, other liabilities (including liabilities to policyholders and contract holders) and preferred equity of our subsidiaries.
We may redeem the notes, in whole or in part, at any time and from time to time on and after January 15, 2030, at a redemption price equal to 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest thereon to, but excluding, the redemption date; provided, that if the notes are not redeemed in whole, at least $25,000,000 aggregate principal amount of the notes, excluding any notes held by us or any of our affiliates, must remain outstanding after giving effect to such redemption, and all accrued and unpaid interest, including deferred interest (and compounded interest), must be paid in full on all outstanding notes for all quarterly interest periods ending on or before the redemption date. We may also redeem the notes within 90 days of the occurrence of either a Tax Event or a Regulatory Capital Event (each as defined herein), in whole but not in part, at a redemption price equal to 100% of the principal amount of the notes plus accrued and unpaid interest thereon to, but excluding, the redemption date. In addition, we may redeem the notes within 90 days of the occurrence of a Rating Agency Event (as defined herein), in whole but not in part, at a redemption price equal to 102% of the principal amount of the notes plus accrued and unpaid interest thereon to, but excluding, the redemption date. See “Description of the Notes—Optional Redemption.”
The notes will be issued in minimum denominations of $25 and integral multiples of $25 in excess thereof. We intend to apply to list the notes on The New York Stock Exchange (the “NYSE”) under the symbol “FGSN,” and if the application is approved, we expect trading in the notes on the NYSE to begin within 30 days of the original issue date. The notes are expected to trade “flat,” which means that purchasers will not pay, and sellers will not receive, any accrued and unpaid interest on the notes that is not reflected in the trading price. Currently, there is no public market for the notes.
Investing in the notes involves risks. See “Risk Factors” beginning on page S-8 of this prospectus supplement and in the documents incorporated by reference herein.
Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission or regulatory authority has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Note(1)	Total
Public offering price(2)	100.000%	$375,000,000.00
Underwriting discount(3)	2.648%	$9,928,253.75
Proceeds to F&G Annuities & Life, Inc. before expenses	97.352%	$365,071,746.25
__________________
(1)Rounded to three decimal places.
(2)Plus accrued interest, if any, from January 13, 2025, if settlement occurs after that date.
(3)Reflects $211,152,500 aggregate principal amount of notes sold to retail investors, for which the underwriters received an underwriting discount of $0.7875 (or 3.15%) per note, and $163,847,500 aggregate principal amount of notes sold to institutional investors, for which the underwriters received an underwriting discount of $0.50 (or 2.00%) per note. The underwriting discount per note reflected in the table above is calculated using a weighted average underwriting discount for retail and institutional investors. See “Underwriting” for more information.
The underwriters expect to deliver the notes to purchasers in book-entry form only through the facilities of The Depository Trust Company (“DTC”) and its participants, including Clearstream Banking, société anonyme (“Clearstream”) and Euroclear Bank S.A./N.V., as operator of the Euroclear system (“Euroclear”), on or about January 13, 2025.
Joint Book-Running Managers

Wells Fargo Securities	BofA Securities	J.P. Morgan	Morgan Stanley	RBC Capital Markets
Senior Co-Managers

Citigroup	Citizens Capital Markets	KeyBanc Capital Markets	US Bancorp
Co-Managers

Barclays	Deutsche Bank Securities	Goldman Sachs & Co. LLC
The date of this prospectus supplement is January 6, 2025.

TABLE OF CONTENTS
PROSPECTUS SUPPLEMENT
PROSPECTUS
i

ABOUT THIS PROSPECTUS SUPPLEMENT
This document is in two parts. The first part is this prospectus supplement, which contains the specific terms of this offering. The second part, the accompanying prospectus dated October 1, 2024, which is part of our Registration Statement on Form S-3 (the “registration statement”), gives more general information, some of which may not apply to this offering. Under the registration statement, we may, from time to time, sell securities, including the notes being offered by this prospectus supplement.
This prospectus supplement and the information incorporated by reference in this prospectus supplement may add, update or change information contained in the accompanying prospectus. If there is any inconsistency between the information contained or incorporated by reference in this prospectus supplement and the information contained or incorporated by reference in the accompanying prospectus, the information contained or incorporated by reference in this prospectus supplement will apply and will supersede any such information contained or incorporated by reference in the accompanying prospectus.
In making your investment decision, it is important for you to read and consider all information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus relating to this offering prepared by us or on our behalf or to which we have referred you. This prospectus supplement and the accompanying prospectus incorporate important business and financial information about us and our subsidiaries that is not included in or delivered with these documents. This information is available without charge to each person, including any beneficial owner, to whom a copy of this prospectus supplement is delivered, upon written or oral request. See “Incorporation by Reference.”
The terms “F&G,” the “Company,” “we,” “our” and “us,” as used in this prospectus supplement, refer to F&G Annuities & Life, Inc., a Delaware corporation, and its consolidated subsidiaries, unless the context otherwise requires, and all references to the “Issuer” are only to F&G Annuities & Life, Inc.
We and the underwriters have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or any free writing prospectus. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information others may give you.
Neither we nor the underwriters are offering to sell the notes in any jurisdiction where the offer or sale is not permitted.
You should not assume that the information contained or incorporated by reference in this prospectus supplement, the accompany prospectus or any free writing prospectus and the documents incorporated by reference herein and therein is accurate as of any date other than their respective dates or on other dates that are specified in those documents, regardless of the time of delivery of this prospectus supplement and the accompanying prospectus. Our business, financial condition, liquidity, results of operations and prospects may have changed since those dates.
For investors outside the United States: neither we nor any of the underwriters has done anything that would permit this offering or possession or distribution of this prospectus supplement, the accompanying prospectus or any free writing prospectus we may provide to you in connection with this offering in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus supplement, the accompanying prospectus and any such free writing prospectus outside of the United States.
Any defined term used in this prospectus supplement and not defined herein shall have the meaning attributed to such term in our Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on February 29, 2024, as amended and supplemented by our Form 10-K/A filed with the SEC on April 26, 2024 (collectively, the “Annual Report”).
ii

INCORPORATION BY REFERENCE
The SEC’s rules allow us to “incorporate by reference” into this prospectus supplement the information we file with it. This means that we can disclose important information to you by referring you to those documents. Any information that we incorporate by reference is considered to be part of this prospectus supplement. We incorporate by reference into this prospectus supplement the following documents:
(a)our Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on February 29, 2024, as amended and supplemented by our Form 10-K/A filed with the SEC on April 26, 2024;
(b)our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2024, filed with the SEC on May 10, 2024;
(c)our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2024, filed with the SEC on August 7, 2024;
(d)our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2024, filed with the SEC on November 7, 2024; and
(e)our Current Reports on Form 8-K filed with the SEC on, January 16, 2024, February 16, 2024, May 13, 2024, May 21, 2024, June 4, 2024, July 17, 2024 and October 4, 2024.
We are not incorporating by reference any information furnished under Items 2.02 or 7.01 (or corresponding information furnished under Item 9.01 or included as an exhibit) in any past or future Current Reports on Form 8-K that we may file with the SEC, unless otherwise specified in such Current Report.
Any statement made in a document incorporated by reference into this prospectus supplement will be deemed to be modified or superseded to the extent that a statement contained in this prospectus supplement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.
You can obtain any of the filings incorporated by reference into this prospectus supplement through us or from the SEC through the SEC’s website at http://www.sec.gov. We will provide, without charge, to each person, including any beneficial owner, to whom a copy of this prospectus supplement is delivered, upon written or oral request of such person, a copy of any or all of the reports and documents referred to above which have been or may be incorporated by reference into this prospectus supplement. You should direct requests for those documents to Investor Relations, F&G Annuities & Life, Inc., 801 Grand Avenue, Suite 2600, Des Moines, Iowa 50309, Telephone: (515) 330-3307, Email: investor.relations@fglife.com.
Our reports and documents incorporated by reference herein may also be found in the “Investors” section of our website at https://www.fglife.com. The information on our website is not part of this prospectus supplement.
iii

FORWARD-LOOKING STATEMENTS
This prospectus supplement, including the documents incorporated by reference herein, contains information that includes or is based upon “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are intended to enhance the reader’s ability to assess our future financial and business performance.
Some of the forward-looking statements can be identified by the use of terms such as “believes,” “expects,” “may,” “will,” “should,” “could,” “seeks,” “intends,” “plans,” “estimates,” “anticipates” or other comparable terms. However, not all forward-looking statements contain these identifying words. These forward-looking statements include all matters that are not related to present facts or current conditions or that are not historical facts. They appear in a number of places throughout this prospectus supplement and include statements regarding our intentions, beliefs or current expectations concerning, among other things, our consolidated results of operations, financial condition, liquidity, prospects and growth strategies and the industries in which we operate and including, without limitation, statements relating to our future performance.
Forward-looking statements are subject to known and unknown risks and uncertainties, many of which are beyond our control. We caution you that forward-looking statements are not guarantees of future performance and that our actual consolidated results of operations, financial condition and liquidity, and industry developments may differ materially from those made in or suggested by the forward-looking statements contained or incorporated by reference in this prospectus supplement. In addition, even if our consolidated results of operations, financial condition and liquidity, and industry developments are consistent with the forward-looking statements contained or incorporated by reference in this prospectus supplement, those results or developments may not be indicative of results or developments in subsequent periods. These forward-looking statements speak only as of the date of this prospectus supplement. We disclaim any obligation to update or revise any forward-looking statement, whether as a result of new information, future developments, changes in assumptions or otherwise. A number of important factors could cause actual results to differ materially from those contained in or implied by the forward-looking statements, including the risks and uncertainties discussed in the “Risk Factors” section beginning on page S-8 of this prospectus supplement and the “Risk Factors” and “Statement Regarding Forward-Looking Information” sections in the Annual Report and in any other documents that are incorporated by reference into this prospectus supplement. See “Where You Can Find More Information” in the accompanying prospectus and “Incorporation by Reference” for information about how to obtain copies of those documents.
iv

PROSPECTUS SUPPLEMENT SUMMARY
This summary highlights selected information appearing elsewhere in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus. This summary is not complete and does not contain all of the information that you should consider before investing in the notes. You should carefully read the entire prospectus supplement and the accompanying prospectus, including the section entitled “Risk Factors,” along with the financial data and related notes and the other documents that we incorporate by reference into this prospectus supplement and the accompanying prospectus.
Our Company
Founded in 1959, we are a leading provider of insurance solutions serving retail annuity and life customers as well as institutional clients. Our mission is to help people turn their aspirations into reality and, as of December 31, 2023, F&G had approximately 677,000 policyholders who counted on the safety and protection our fixed annuity and life insurance products provide.
Through our insurance subsidiaries, including Fidelity & Guaranty Life Insurance Company (“FGL Insurance”) and Fidelity & Guaranty Life Insurance Company of New York (“FGL NY Insurance”), we market a broad portfolio of annuities, including fixed indexed annuities and multi-year guarantee annuities, pension risk transfer solutions, as well as indexed universal life insurance and institutional funding agreements. In February 2024, we entered one of the fastest growing segments of the annuity space by marketing registered index-linked annuities.
Corporate Information
Our principal executive office is located at 801 Grand Avenue, Suite 2600, Des Moines, Iowa 50309, and our telephone number is (515) 330-3340.
Trademarks, Service Marks and Copyrights
We own or have rights to trademarks, service marks or trade names that we use in connection with the operation of our business. In addition, our names, logos and website names and addresses are our service marks or trademarks. Other trademarks, service marks and trade names appearing in this prospectus supplement, and the information incorporated by reference herein, are the property of their respective owners. We also own or have the rights to copyrights that protect the content of our products. Solely for convenience, the trademarks, service marks, tradenames and copyrights referred to or incorporated by reference in this prospectus supplement are listed without the ©, ® and TM symbols, but we will assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensors to these trademarks, service marks and trade names.

SUMMARY OF THE OFFERING
The following summary contains basic information about the notes and is not intended to be complete. It does not contain all the information that is important to you. For a more detailed description of the notes, see “Description of the Notes.”

Issuer	F&G Annuities & Life, Inc.

Notes Offered	$375,000,000 aggregate principal amount of 7.300% junior subordinated notes due 2065.

Listing
We intend to apply to list the notes on the NYSE under the symbol “FGSN,” and if the application is approved, we expect trading in the notes on the NYSE to begin within 30 days of the original issue date.

Maturity Date	The notes will mature on January 15, 2065.

Interest Rate and Interest Payment Dates
The notes will bear interest at an annual rate of 7.300%. We will pay interest on the notes quarterly in arrears on January 15, April 15, July 15 and October 15 of each year (each, an “interest payment date”), commencing on April 15, 2025, subject to our right to defer the payment of interest as described under “—Optional Interest Deferral” below.

Subordination
The notes will be the Issuer’s unsecured, subordinated obligations and will rank junior in right of payment to all of the Issuer’s secured and unsecured Senior Indebtedness, including our obligations under the 6.50% senior notes in the principal amount of $550 million due June 4, 2029 (the “2029 Senior Notes”), the 7.950% senior notes in the principal amount of $345 million due December 15, 2053 (the “2053 Senior Notes”), the 7.40% senior notes in the principal amount of $500 million due January 13, 2028 (the “2028 Senior Notes”), the Amended and Restated Credit Agreement, dated as of February 16, 2024, among the Issuer, the guarantors from time to time party thereto, the lenders from time to time party thereto and Bank of America, N.A., as administrative agent (the “Credit Agreement”), the 6.250% senior notes in the principal amount of $500 million due October 4, 2034 (the “2034 Senior Notes”), the 5.50% senior notes in the principal amount of $300 million due May 1, 2025 (the “FGLH 2025 Senior Notes”), issued by Fidelity & Guaranty Life Holdings, Inc., our indirect wholly owned subsidiary, and the mirror revolving note, dated December 29, 2020, between the Issuer and Fidelity National Financial, Inc. (“FNF”). The notes will rank equal in right of payment with the Issuer’s Pari Passu Indebtedness (as defined under “Description of the Notes—Certain Definitions”). The notes will be structurally subordinated to the indebtedness, other liabilities (including liabilities to policyholders and contract holders) and preferred equity of our subsidiaries.
As of September 30, 2024, we had no secured Senior Indebtedness, $2.1 billion of unsecured Senior Indebtedness and no Pari Passu Indebtedness. As of September 30, 2024, our subsidiaries had $300 million of indebtedness, and our insurance subsidiaries had $64.3 billion in aggregate liabilities to policyholders and contract holders, which would have effectively ranked senior to the notes. See “Description of the Notes—Subordination.”

Optional Interest Deferral
So long as no Event of Default (as defined under “Description of the Notes—Events of Default”) has occurred and is continuing, we have the right to defer the interest payable on the notes for one or more Optional Deferral Periods (as defined under “Description of the Notes—Optional Interest Deferral”) of up to five consecutive years. Such deferral will not constitute an Event of Default with respect to the notes or any other breach under the indenture (as defined below under “—Indenture”). We may not defer interest beyond the maturity date of the notes, any earlier accelerated maturity date arising from an Event of Default or any other earlier redemption in full of the notes. During an Optional Deferral Period, interest will continue to accrue on the notes at the interest rate described above, compounded on each subsequent interest payment date, subject to applicable law, until paid. If we have paid all deferred interest on the notes (including compounded interest thereon), we can again defer the interest payable on the notes as described above. There is no limit on the number of Optional Deferral Periods that may occur. See “Description of the Notes—Optional Interest Deferral.”

Payment Restrictions during Interest Deferral Period
After the commencement of an Optional Deferral Period until we have paid all accrued and unpaid interest on the notes, we and our subsidiaries generally may not make payments on or redeem or purchase any shares of our capital stock (including our outstanding common stock and our 6.875% Series A Mandatory Convertible Preferred Stock) or any of our debt securities that rank equal to or junior in right of payment to the notes, subject to certain limited exceptions. See “Description of the Notes—Payment Restrictions during Interest Deferral Period.”

Covenants
The indenture will contain various covenants by which the Issuer and its subsidiaries will be bound, including limitations on consolidations and mergers, limitations on liens on the capital stock of the Issuer’s Covered Subsidiaries (as defined under “Description of the Notes—Certain Definitions”) and limitations on the disposition of the capital stock of these Covered Subsidiaries in specified circumstances. These covenants are subject to important qualifications and limitations. See “Description of the Notes—Certain Covenants of the Issuer.”

Optional Redemption
We may redeem the notes on or after January 15, 2030, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest thereon to, but excluding, the redemption date; provided, that if the notes are not redeemed in whole, at least $25,000,000 aggregate principal amount of the notes, excluding any notes held by us or any of our affiliates, must remain outstanding after giving effect to such redemption, and all accrued and unpaid interest, including deferred interest (and compounded interest), must be paid in full on all outstanding notes for all quarterly interest periods ending on or before the redemption date. See “Description of the Notes—Optional Redemption.”

Tax Event Redemption
We may redeem the notes within 90 days of the occurrence of a Tax Event (as defined under “Description of the Notes—Certain Definitions”), in whole but not in part, at a redemption price equal to 100% of the principal amount of the notes plus accrued and unpaid interest thereon to, but excluding, the redemption date. See “Description of the Notes—Optional Redemption.”

Regulatory Capital Event Redemption
We may redeem the notes within 90 days of the occurrence of a Regulatory Capital Event (as defined under “Description of the Notes—Certain Definitions”), in whole but not in part, at a redemption price equal to 100% of the principal amount of the notes plus accrued and unpaid interest thereon to, but excluding, the redemption date. See “Description of the Notes—Optional Redemption.”

Rating Agency Event Redemption
We may redeem the notes within 90 days of the occurrence of a Rating Agency Event (as defined under “Description of the Notes—Certain Definitions”), in whole but not in part, at a redemption price equal to 102% of the principal amount of the notes plus accrued and unpaid interest thereon to, but excluding, the redemption date. See “Description of the Notes—Optional Redemption.”

Use of Proceeds
We estimate that the net proceeds from the sale of the notes in this offering will be approximately $$363.5 million, after deducting the underwriting discount and estimated offering expenses payable by us. We anticipate using the net proceeds from the sale of the notes for general corporate purposes, including the repurchase, redemption or repayment at maturity of outstanding indebtedness. See “Use of Proceeds.”

Further Issuances
We may issue additional notes having the same terms, with certain exceptions, as the notes offered hereby; provided that if the additional notes are not fungible with the original notes offered hereby for U.S. federal income tax purposes, the additional notes will have a separate CUSIP number so that they are distinguishable from the notes offered hereby.

Absence of Public Market for the Notes
The notes are a new issue of securities, and there is currently no established trading market for the notes. We intend to apply to list the notes on the NYSE under the symbol “FGSN,” and if the application is approved, we expect trading in the notes on the NYSE to begin within 30 days of the original issue date. The notes are expected to trade “flat,” which means that purchasers will not pay, and sellers will not receive, any accrued and unpaid interest on the notes that is not reflected in the trading price.
Certain of the underwriters have advised us that they currently intend to make a market in the notes. However, they are not obligated to do so, and any market making with respect to the notes may be discontinued without notice. Accordingly, we cannot assure you as to the development or liquidity of any trading market for the notes. See “Risk Factors—Risk Factors Related to this Offering and the Notes—There is currently no market for the notes, and we cannot assure you that an active trading market for the notes will develop. The notes may trade at prices below the price you paid for them.”

Indenture
The notes will be issued under a subordinated indenture, to be dated as of the issue date of the notes between the Issuer and Citibank, N.A., as trustee, to be amended and supplemented by a supplemental indenture thereto establishing the terms of the notes to be dated as of the issue date of the notes (collectively, the “indenture”).

Clearance and Settlement
The notes will be issued in book-entry form through the facilities of DTC for the accounts of its participants, including Clearstream and Euroclear, and will trade in DTC’s same day funds settlement system. Beneficial interests in notes held in book-entry form will not be entitled to receive physical delivery of certificated notes, except in certain limited circumstances.

Form and Denomination	The notes will be issued only in fully registered form without interest coupons in denominations of $25 and integral multiples of $25 in excess thereof.

Trustee and Paying Agent	Citibank, N.A.

Governing Law	The indenture and the notes will be governed by the laws of the State of New York.

Risk Factors
Investment in the notes involves risk. See “Risk Factors” beginning on page S-8 of this prospectus supplement, the sections of the Annual Report captioned “Risk Factors” and “Statement Regarding Forward Looking Information,” the “Risk Factors” section of our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2024, June 30, 2024 and September 30, 2024 and all other information included in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein for a discussion of factors that should be considered before investing in the notes.

Non-GAAP Financial Measures
In addition to our results presented in accordance with the accounting principles generally accepted in the United States (“GAAP”), our results of operations include certain non-GAAP financial measures commonly used in our industry. These measures should be considered supplementary to our results in accordance with GAAP and should not be viewed as a substitute for the GAAP measures. In addition, we present further calculations based on these non-GAAP financial measures such as total F&G equity attributable to common shareholders, excluding other comprehensive income (loss) (“AOCI”), book value per common share, excluding AOCI, adjusted net earnings (“ANE”) attributable to common shareholders, return on average F&G equity attributable to common shareholders, excluding AOCI, adjusted return on average F&G equity attributable to common shareholders, excluding AOCI, adjusted return on assets, adjusted return on assets attributable to common shareholders and adjusted weighted-average diluted shares outstanding. See the sections of the Annual Report and Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2024, June 30, 2024 and September 30, 2024 captioned “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures” incorporated by reference in this prospectus supplement for further discussions regarding non-GAAP financial measures, including management’s reasons for presenting the non-GAAP financial measures.
Set forth below are definitions of certain non-GAAP financial measures used by management but not included in the Annual Report, as well as a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measure.
Total F&G Equity attributable to common shareholders, excluding AOCI and Book Value per Common Share, excluding AOCI
Book value per common share, excluding AOCI is calculated as total F&G equity attributable to common shareholders, excluding AOCI divided by the total number of shares of common stock outstanding. Management considers this to be a useful measure internally and for investors and analysts to assess the capital position of the Issuer.

	As of September 30,
(Dollars in millions, except per share data)	2024	2023
Reconciliation of Total F&G Equity Attributable to Common Shareholders to Total F&G Equity Attributable to Common Shareholders, excluding AOCI, and Book Value per Common Share to Book Value per Common Share, excluding AOCI

Total F&G shareholders’ equity	$4,346	$2,372
Less: preferred stock	250	—
Total F&G equity attributable to common shareholders	4,096	2,372
Less: AOCI	(1,231)	(3,040)
Total F&G equity attributable to common shareholders, excluding AOCI	$5,327	$5,412
Total number of shares of common stock outstanding (in millions)	126	125
Book value per common share	$32.51	$18.98
Book value per common share, excluding AOCI	$42.28	$43.30
Return on Average F&G Equity Attributable to Common Shareholders, excluding AOCI & Adjusted Return on Average F&G Equity Attributable to Common Shareholders, excluding AOCI
Return on average F&G equity attributable to common shareholders, excluding AOCI is calculated by dividing the rolling four quarters net earnings attributable to common shareholders, by total average F&G equity attributable to common shareholders, excluding AOCI. Average F&G equity attributable to common shareholders, excluding AOCI for the 12-month rolling period is the average of 5 points throughout the period. Since AOCI fluctuates from quarter to quarter due to unrealized changes in the fair value of available for sale investments, changes in instrument-specific credit risk for market risk benefits and discount rate assumption changes for the future policy benefits, management considers this non-GAAP financial measure to be useful internally and for investors and analysts to assess the level of return driven by the Issuer that is available to common shareholders.

	Nine months ended September 30,
(Dollars in millions)	2024	2023
Reconciliation of Return on Average F&G Equity Attributable to Common Shareholders to Adjusted Return on Average F&G Equity Attributable to Common Shareholders, excluding AOCI
Net earnings attributable to common shareholders - rolling four quarters	$—	$65
Aggregate adjustments to arrive at ANE attributable to common shareholders	478	325
ANE attributable to common shareholders - rolling four quarters	478	390
Average F&G equity attributable to common shareholders - 5 point average	3,254	2,435
Less: Average AOCI - 5 point average	(2,020)	(2,808)
Average F&G equity attributable to common shareholders, excluding AOCI - 5 point average	$5,274	$5,243
Return on average F&G equity attributable to common shareholders	—%	2.7%
Adjusted return on average F&G equity attributable to common shareholders, excluding AOCI	9.1%	7.4%
Adjusted Return on Assets and Adjusted Return on Assets Attributable to Common Shareholders
Adjusted return on assets attributable to common shareholders is calculated by dividing year-to-date annualized ANE attributable to common shareholders by year-to-date average assets under management (“AAUM”). Return on assets is comprised of net investment income, less cost of funds, flow reinsurance fee income, owned distribution margin and less expenses (including operating expenses, interest expense and income taxes) consistent with our ANE definition and related adjustments. Cost of funds includes liability costs related to cost of crediting as well as other liability costs. Management considers this non-GAAP financial measure to be useful internally and to investors and analysts when assessing financial performance and profitability earned on AAUM.

	Nine months ended September 30,
	2024	2023
Reconciliation of Portfolio Earned Yield to Adjusted Return on Assets and Adjusted Return on Assets Attributable to Common Shareholders
Interest and investment income	5.26%	4.77%
Aggregate adjustments to arrive at adjusted interest and investment income	(0.16)%	(0.04)%
Adjusted interest and investment income	5.10%	4.73%
Cost of funds	(3.03)%	(2.82)%
Product margin	2.07%	1.91%
Flow reinsurance fee income	0.15%	0.10%
Owned distribution margin	0.09%	0.02%
Expenses (operating, interest and taxes)	(1.23)%	(1.27)%
Adjusted return on assets	1.08%	0.76%
Less: Preferred stock dividend	0.03%	—%
Adjusted return on assets attributable to common shareholders	1.05%	0.76%
Adjusted Weighted Average Diluted Shares Outstanding
Adjusted weighted average diluted shares outstanding is the same as weighted average diluted shares outstanding except for periods in which our preferred stocks are calculated to be dilutive to either net earnings attributable to common shareholders or adjusted net earnings attributable to common shareholders, but not both, or there is a net earnings loss attributable to common shareholders on a GAAP basis, but positive adjusted net earnings attributable to common shareholders using the non-GAAP measure. The above exceptions are made to include relevant diluted shares when dilution occurs and exclude relevant diluted shares when dilution does not occur for adjusted net earnings attributable to common shareholders. Management considers this non-GAAP financial measure to be useful internally and for investors and analysts to assess the level of return driven by the Company that is available to common shareholders.

	Nine months ended September 30,
	2024	2023
Reconciliation of Weighted-Average Diluted Shares Outstanding to Adjusted Weighted-Average Diluted Shares Outstanding
Weighted-average diluted shares outstanding (in millions)	131	125
Aggregate adjustments to arrive at adjusted weighted-average diluted shares outstanding	—	—
Adjusted weighted-average diluted shares outstanding (in millions)	131	125
ANE per Diluted Share
ANE per diluted share is calculated as ANE divided by the weighted-average diluted shares outstanding. Management considers this non-GAAP financial measure to be useful internally and for investors and analysts to assess the level of return driven by the Company that is available to common shareholders.

	Nine months ended September 30,
(Dollars in millions, except per share data)	2024	2023
Reconciliation of ANE to ANE per Diluted Share
ANE	$403	$260
Weighted-average diluted shares outstanding (in millions)	131	125
ANE per common share, diluted	$3.18	$2.08
Total Debt-to-Capitalization, excluding AOCI
Total debt-to-capitalization ratio, excluding AOCI is computed by dividing the total aggregate principal amount of debt by total capitalization (total debt plus total equity, excluding AOCI). Management considers this non-GAAP financial measure to be useful internally and to investors and analysts when assessing its capital position.

	As of September 30,
(Dollars in millions)	2024	2023
Reconciliation of Total Debt-to-Capitalization Ratio to Debt-to-Capitalization Ratio, Excluding AOCI
Total debt-to-capitalization ratio(a)	31.5%	39.8%
Total capitalization (total debt + total equity)	$6,535	$3,937
Total debt (aggregate principal amount)	2,060	1,565
Total equity, excluding AOCI	5,706	5,412
Total capitalization, excluding AOCI	$7,766	$6,977
Total debt-to-capitalization ratio, excluding AOCI	26.5%	22.4%
__________________
(1)Total debt-to-capitalization ratio is computed by dividing total aggregate principal amount of debt by total capitalization (which is defined as total debt plus total equity).

RISK FACTORS
Before you invest in our notes, you should know that making such an investment involves significant risks, including the risks described below. You should carefully consider the following information about these risks, together with the other information contained in this prospectus supplement, the accompanying prospectus and the information incorporated by reference herein. In particular, you should carefully consider the “Risk Factors” and other information contained in the Annual Report and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2024, June 30, 2024 and September 30, 2024, each of which is incorporated by reference into this prospectus supplement, before purchasing the notes offered pursuant to this prospectus supplement. The risks that we have highlighted here or in the information incorporated by reference herein are not the only ones that we face. Additional risks presently unknown to us or that we currently consider immaterial or unlikely to occur could also impair our operations. If any of the risks actually occurs, our business, financial condition or results of operations could be negatively affected and you could lose all or part of your investment.
Risk Factors Related to this Offering and the Notes
Our obligations under the notes will be subordinated.
Our payment obligations under the notes will be unsecured, subordinated and junior in right of payment to all of the Issuer’s secured and unsecured Senior Indebtedness on the terms to be set forth in the indenture. We, therefore, cannot make any payments on the notes, if (i) the Issuer has defaulted on the payment of any Senior Indebtedness and the default is continuing, (ii) the maturity of any Senior Indebtedness has been accelerated as a result of a default and the default is continuing and such acceleration has not been rescinded or annulled or (iii) we have filed for bankruptcy or are liquidating, dissolving or winding-up or are in receivership, and any Senior Indebtedness has not been repaid in full.
As of September 30, 2024, we had no secured Senior Indebtedness, $2.1 billion of unsecured Senior Indebtedness and no Pari Passu Indebtedness. The indenture and the agreements governing our Senior Indebtedness will not place any limit on the amount of liabilities that we may issue, guarantee or otherwise incur or the amount of liabilities, including debt or preferred stock, that our subsidiaries may issue, guarantee or otherwise incur. We expect from time to time to incur additional indebtedness and other liabilities and to guarantee indebtedness that will be senior to, or pari passu with, the notes.
We can defer the interest payable on the notes for one or more periods of up to five years each. This may affect the market price of the notes.
So long as there no Event of Default has occurred or is continuing, we may defer the interest payable on the notes, from time to time, for one or more Optional Deferral Periods of up to five consecutive years. Such deferral will not constitute an Event of Default or any other breach of the indenture. At the end of an Optional Deferral Period, once all accrued and unpaid interest is paid, we could start a new Optional Deferral Period of up to five consecutive years. No Optional Deferral Period may extend beyond the maturity date of the notes. See “Description of the Notes—Optional Interest Deferral.”
If we exercise our right to defer the interest payable on the notes, the notes may trade at a price that does not fully reflect the value of accrued and unpaid interest on the notes or that is otherwise less than the price at which the notes may have been traded if we had not exercised such right. In addition, as a result of our right to defer the interest payable on the notes, the market price of the notes is likely to be affected and may be more volatile than other securities that do not have these rights.
If we defer interest on the notes and you sell your notes during the period of that deferral, you may not receive the same return on your investment as a holder that continues to hold its notes until we pay the deferred interest at the end of the applicable deferral period.

We are not permitted to pay current interest on the notes until we have paid all outstanding deferred interest, and this could have the effect of extending interest deferral periods.
During an Optional Deferral Period, we will be prohibited from paying current interest on the notes until we have paid all accrued and unpaid deferred interest. As a result, we may not be able to pay current interest on the notes if we do not have available funds to pay all accrued and unpaid deferred interest.
If we defer the interest payable on the notes, there will be U.S. federal income tax consequences to holders of the notes.
If we defer the interest payable on the notes for one or more Optional Deferral Periods, holders of the notes likely will be required to include amounts in income for U.S. federal income tax purposes during such period, regardless of their method of accounting for U.S. federal income tax purposes and even though they may not receive the cash attributable to that income during such period.
If holders of the notes sell their notes before the record date for the payment of interest at the end of an Optional Deferral Period, they will not receive such interest. Instead, the accrued interest will be paid to the holder of record on the record date regardless of who the holder of record may have been on any other date during the Optional Deferral Period. Moreover, amounts that holders were required to include in income in respect of the notes during the Optional Deferral Period will be added to such holders’ adjusted tax basis in the notes, but may not be reflected in the amount that such holder realizes on the sale. To the extent the amount realized on a sale is less than the holder’s adjusted tax basis, the holder will generally recognize a capital loss for U.S. federal income tax purposes. The deductibility of capital losses is subject to limitations. See “Certain U.S. Federal Income Tax Considerations.”
If the U.S. Internal Revenue Service (“IRS”) were to treat the notes as equity for tax purposes, there may be adverse U.S. federal income tax consequences to holders of the notes.
The determination of whether a security is classified as indebtedness or equity for U.S. federal income tax purposes requires a judgment based on all relevant facts and circumstances. There is no statutory, judicial or administrative authority that directly addresses the U.S. federal income tax treatment of securities similar to the notes. Based upon the analysis of the relevant facts and circumstances, we believe the notes should be classified as indebtedness for U.S. federal income tax purposes and we intend to so treat the notes. By investing in the notes, holders of the notes agree to treat the notes as indebtedness for U.S. federal income tax purposes. There can be no assurance, however, that the IRS will not treat the notes as equity for U.S. federal income tax purposes.
If the IRS were to successfully challenge the classification of the notes as indebtedness, interest payments on the notes would be treated for U.S. federal income tax purposes as dividends to the extent of our current or accumulated earnings and profits. In the case of holders who are not U.S. persons for federal income tax purposes, interest payments treated as dividends would generally be subject to withholding tax at a rate of 30% under the U.S. federal income tax rules unless the withholding tax rate is reduced or eliminated by an applicable treaty.
You should consult your tax advisor regarding the appropriate characterization of the notes and the tax consequences that would apply to you if the IRS were to successfully assert that the notes are not indebtedness for U.S. federal income tax purposes. See “Certain U.S. Federal Income Tax Considerations.”
Rating agencies may change their practices for rating the notes, which change may affect the market price of the notes. In addition, we may redeem the notes if a rating agency amends, clarifies or changes the criteria used to assign equity credit for securities similar to the notes.
Various nationally recognized statistical rating organizations publish credit ratings for F&G and its debt instruments and are expected to initially publish a rating of the notes. These rating agencies or others that may publish a rating of the notes may, from time to time in the future, change the way they analyze securities with features similar to the notes. This may include, for example, changes to the relationship between ratings assigned to an issuer’s senior securities and ratings assigned to securities with features similar to the notes. If the rating agencies change their practices for rating these types of securities in the future, and the ratings of the notes are subsequently lowered, that could have a negative impact on the trading price of the notes. In addition, we may redeem the notes at our option, in whole but not in part, within 90 days of a rating agency amending, clarifying or changing the criteria used to assign equity credit for securities such as the notes, which amendment, clarification or change results in (a) the shortening of the length of time the notes are assigned a particular level of equity credit by that rating agency as compared to the length of time they would have been assigned that level of equity credit by that rating agency or its predecessor on the issue date of the notes; or (b) the lowering of the equity credit (including up to a lesser amount) assigned to the notes by that rating agency compared to the equity credit assigned by that rating agency or its predecessor on the issue date of the notes. See “Description of Notes—Optional Redemption.”
We will depend substantially on our insurance company subsidiaries for funds to meet our payment obligations under the notes, which may be limited by law.
We conduct substantially all of our operations through our insurance company subsidiaries, including, principally, FGL Insurance and FGL NY Insurance. Our insurance company subsidiaries are restricted by state insurance laws in their ability to pay dividends and make distributions.
Under the insurance laws of the jurisdictions in which our insurance company subsidiaries are domiciled, an insurer is restricted with respect to the timing or the amount of dividends it may pay without prior approval by applicable regulatory authorities. For example, the Iowa insurance law and the New York insurance law regulate the amount of dividends that may be paid in any year by FGL Insurance and FGL NY Insurance, respectively. Based on FGL Insurance’s statutory financial results for the year ended December 31, 2023 and capital and surplus as of December 31, 2023, FGL Insurance was only able to pay dividends to us during 2024 with the prior approval of the Iowa Insurance Commissioner.
Currently, many of our subsidiaries are owned directly by FGL Insurance. Accordingly, all dividends paid by such entities are not paid directly to us, but rather are paid to FGL Insurance and, as described above, the amount of dividends that can be paid to us by FGL Insurance is limited by law. Accordingly, it is possible that our indirect subsidiaries will pay dividends to FGL Insurance, but FGL Insurance will be unable to pay all or a part of any such dividend to us as a result of restrictions under applicable insurance laws and regulations and Iowa corporate law or that of any other state or jurisdiction.
The amount of any dividend an insurance company subsidiary may pay without prior regulatory approval is not necessarily indicative of the insurer’s actual ability to pay dividends, which may be constrained by business and regulatory considerations, such as the impact of dividends on surplus, which could affect the insurer’s ratings or competitive position, the amount of premiums that can be written and the ability to pay future dividends. Further, depending on business and regulatory conditions, we may in the future need to retain cash in our insurance company subsidiaries or even contribute cash to one or more of them in order to maintain their ratings or their statutory capital position. Such a requirement could be the result of investment losses, reserve charges, adverse operating conditions in the current economic environment or changes in interpretation of statutory accounting requirements by regulators.
We maintain consolidated accounting records in accordance with GAAP and our insurance company subsidiaries maintain accounting records in accordance with applicable statutory accounting practices (“SAP”). The amount of dividends that can be paid to us by FGL Insurance, and by our indirect subsidiaries to FGL Insurance (including FGL NY Insurance), without prior regulatory approval is based on such subsidiaries’ earnings and capital and surplus determined under SAP, which can differ materially from earnings and capital and surplus reported on a GAAP basis.
In addition, the amount of dividends that our subsidiaries, including our insurance company subsidiaries, can pay may also be limited by applicable corporate laws, which laws generally provide that a corporation cannot pay dividends at any period when its liabilities exceed its assets or when it is unable to pay its debts as they become due in the usual course of business, and may be limited by other contractual arrangements to which such subsidiaries are party, including the terms of other indebtedness.

We are subject to statutory provisions under which our assets could be used to satisfy claims of FGL Insurance’s policyholders.
As a holding company parent of FGL Insurance, we are subject to regulation, both directly and indirectly, by the Iowa Insurance Commissioner. Each state has rehabilitation and liquidation laws that authorize the insurance regulatory authorities to commence proceedings to place an insurer domiciled in such state under supervision, or to rehabilitate or liquidate it, on several grounds, including insolvency and other hazardous financial conditions and events. Under Iowa law, in any proceeding commenced by the Iowa Insurance Commissioner for the purpose of liquidating, rehabilitating, conserving or otherwise reorganizing FGL Insurance, our assets may be deemed to be available to satisfy the policyholder obligations of FGL Insurance. Therefore, it is likely that in a supervision, rehabilitation or liquidation proceeding under Iowa law involving FGL Insurance, we would be named as a party. As a party in any such proceeding, insurance regulatory authorities would likely seek to use our assets to pay the claims of policyholders of FGL Insurance. This would adversely affect our ability to make payments due under the notes.
The Credit Agreement restricts our current and future operations, particularly our ability to respond to changes or to take certain actions.
The Credit Agreement imposes significant operating and financial restrictions and limits our ability and the ability of our subsidiaries to:
•incur additional indebtedness and make guarantees;
•incur liens on assets;
•engage in mergers or consolidations or fundamental changes;
•sell or dispose of assets;
•pay dividends and distributions or repurchase capital stock;
•make investments, loans and advances, including acquisitions;
•enter into certain transactions with affiliates;
•enter into certain agreements that would restrict the ability of subsidiaries to make payments to us;
•change the nature of the business, accounting policies or reporting practices affecting the calculation of the financial covenants; and
•cause FGL Insurance to cease to be our direct or indirect subsidiary.
As a result of these covenants and restrictions, we are and will be limited in how we conduct our business, and we may be unable to raise additional debt or equity financing to compete effectively or to take advantage of new business opportunities. In addition, we will be required to maintain specified financial ratios and satisfy other financial condition tests. The terms of any future indebtedness we may incur could include more restrictive covenants. We cannot assure you that we will be able to maintain compliance with these covenants in the future and, if we fail to do so, that we will be able to obtain waivers from the lenders or amend the covenants.
Our failure to comply with the restrictive covenants described above as well as others contained in our future debt instruments from time to time could result in an event of default, which, if not cured or waived, could result in our being required to repay these borrowings before their due date. If we are forced to refinance these borrowings on less favorable terms, our results of operations and financial condition could be adversely affected.

The indenture will contain only limited protection for holders of the notes and, except in certain limited circumstances, will not restrict our ability to incur additional debt, repurchase our securities or take other actions that could negatively impact holders of the notes.
We will not be restricted under the terms of the indenture, pursuant to which the notes will be issued, from incurring additional debt or repurchasing our securities. In addition, the indenture will not contain any covenants which require us to achieve or maintain any minimum financial results or financial position. Our ability to recapitalize, incur additional debt and take a number of other actions that will not be limited by the terms of the indenture could have the effect of diminishing our ability to make payments on the notes when due.
The terms of the notes will not necessarily afford holders of the notes protection in the event of a highly leveraged transaction that may adversely affect holders of the notes, including a reorganization, recapitalization, restructuring, merger or other similar transaction involving us. As a result, we could enter into any such transaction even though the transaction could increase the total amount of our outstanding debt, adversely affect our capital structure or the credit ratings of our debt securities, or otherwise adversely affect the holders of the notes. The indenture will not contain any provisions that permit the holders of the notes to require us to repurchase the notes in the event of a takeover, recapitalization or similar transaction.
There is currently no market for the notes, and we cannot assure you that an active trading market for the notes will develop. The notes may trade at prices below the price you paid for them.
The notes are a new issue of debt securities for which there currently is no trading market. We intend to apply to list the notes on the NYSE, and if the application is approved, we expect trading in the notes on the NYSE to begin within 30 days of the original issue date. Although we expect the notes to be listed on the NYSE, we cannot provide any assurances that we will successfully list the notes or that an active trading market will develop for the notes. Further, we cannot provide any assurances as to the liquidity of any trading market that may develop for the notes, your ability to sell your notes or the price at which you will be able to sell your notes. Future trading prices of the notes will depend on many factors, including prevailing interest rates, our financial condition and results of operations, the then-current ratings assigned to the notes and the market for similar securities. Any trading market that develops may be affected by many factors independent of and in addition to the foregoing, including:
•time remaining prior to the maturity of the notes;
•the outstanding amount of the notes;
•the terms related to optional redemption of the notes; and
•level, direction and volatility of market interest rates generally.
Certain of the underwriters have advised us that they presently intend to make a market in the notes. However, they are not obligated to do so, and any market making with respect to the notes may be discontinued without notice, in the underwriters’ sole discretion.
Any downgrade in our credit ratings could limit our ability to obtain future financing, increase our borrowing costs and adversely affect the market price of our outstanding debt securities, including the notes, or otherwise impair our business, financial condition, cash flows and results of operations.
We expect that the notes will be rated by at least one nationally recognized credit rating agency. A debt rating is not a recommendation to purchase, sell or hold the notes. These ratings are not intended to correspond to market price or suitability of the notes for any particular investors. Credit rating agencies continually review their ratings for the companies that they follow, including us. Credit rating agencies also evaluate the industries in which we operate as a whole and may change their credit rating for us based on their overall view of such industries. There can be no assurance that any rating assigned to any of our debt securities, including the notes, will remain in effect for any given period of time or that any such ratings will not be lowered, suspended or withdrawn entirely by a credit rating agency if, in that credit rating agency’s judgment, circumstances so warrant.

A downgrade of our credit ratings could, among other things:
•adversely affect the market price of our debt securities, including the notes;
•limit our access to the capital markets or otherwise adversely affect the availability of other new financing on favorable terms, if at all;
•result in more restrictive covenants in agreements governing the terms of any future indebtedness that we may incur;
•increase our cost of borrowing; and
•impair our business, financial condition, cash flows and results of operations.
Redemption may adversely affect the investment return on the notes.
We have the right to redeem some or all of the notes prior to maturity, as described under “Description of the Notes—Optional Redemption.” We may redeem the notes at times when prevailing interest rates may be relatively low. Accordingly, holders of the notes may not be able to reinvest the redemption proceeds in a comparable security and obligor at an effective interest rate as high as that of the notes.
An increase in market interest rates could result in a decrease in the relative value of the notes.
In general, as market interest rates rise, notes bearing interest at a fixed rate generally decline in value. Consequently, if you purchase these notes and market interest rates increase, the market value of the notes may decline. We cannot predict the future level of market interest rates.
Federal and state laws may permit courts, under specific circumstances, to void the notes as a fraudulent transfer or conveyance, subordinate claims in respect of the notes and require you to return payments received. If that occurs, you may not receive any payments on the notes.
Federal and state creditor-protection related laws, including fraudulent transfer and fraudulent conveyance statutes, may apply to the notes. Under federal bankruptcy law and comparable provisions of state fraudulent transfer or fraudulent conveyance laws, which may vary from state to state, the notes could be voided as fraudulent transfers or conveyances if we (i) issued the notes with the actual intent of hindering, delaying or defrauding current or future creditors or (ii) received less than reasonably equivalent value or fair consideration in return for issuing the notes and, in the case of (ii) only, one of the following is also true at the time thereof:
•we were insolvent or rendered insolvent by reason of the issuance of the notes;
•the issuance of the notes left us with an unreasonably small amount of capital or assets to carry on business; or
•we intended to, or believed that we would, incur debts beyond our ability to pay as they mature.
As a general matter, value is given for a transfer or an obligation if, in exchange for the transfer or obligation, property is transferred or a valid antecedent debt is secured or satisfied. A court could find that we did not receive reasonably equivalent value or fair consideration for the notes to the extent that we did not obtain a reasonably equivalent benefit directly or indirectly from the issuance of the notes.
The bankruptcy code defines “insolvent” as to an entity other than a partnership or a municipality as the sum of its debts, including contingent and unliquidated liabilities, being greater than the fair value of all of its assets. We cannot be certain as to the standards a court would use to determine whether or not we were insolvent at the relevant time.
If a court were to find that the issuance of the notes was a fraudulent transfer or conveyance, the court could void the payment obligations under the notes (the effect being that holders of the notes would cease to have a claim under the notes) and could require the holders of the notes to repay any amounts received with respect to the notes.

In the event of a finding that a fraudulent transfer or conveyance occurred, you may not receive any repayment on the notes. Further, the voiding of the notes could result in an event of default with respect to the notes or our and our subsidiaries’ other debt that could result in acceleration of the notes or that debt.
Finally, the bankruptcy court may subordinate the claims in respect of the notes to other claims against us under the principle of equitable subordination if the court determines that (i) the holder of notes engaged in some type of inequitable conduct, (ii) the inequitable conduct resulted in injury to our other creditors or conferred an unfair advantage upon the holders of notes and (iii) equitable subordination is not inconsistent with the provisions of the bankruptcy code.

USE OF PROCEEDS
We estimate that the net proceeds from the sale of the notes in this offering will be approximately $363.5 million, after deducting the underwriting discount and estimated offering expenses payable by us. We intend to use the net proceeds for general corporate purposes, including the repurchase, redemption or repayment at maturity of outstanding indebtedness.
As of January 2, 2025, $300 million aggregate principal amount of the FGLH 2025 Senior Notes was outstanding. The interest rate on the FGLH 2025 Senior Notes is 5.50% per annum, payable semi-annually. The FGLH 2025 Senior Notes mature on May 1, 2025. We may, at our option, redeem, in whole or in part, the FGLH 2025 Senior Notes on or after February 1, 2025 at par plus accrued and unpaid interest to, but excluding, the redemption date. This prospectus supplement does not constitute a notice of redemption with respect to the FGLH 2025 Senior Notes.

CAPITALIZATION
The following table sets forth our cash and cash equivalents and consolidated capitalization as of September 30, 2024 (1) on an actual basis, (2) on an as adjusted basis giving effect to the Company’s issuance of $500 million aggregate principal amount of 6.250% Senior Notes due 2034 on October 4, 2024 and the subsequent use of a portion of the proceeds therefrom to repay borrowings under the Credit Agreement and (3) on an as further adjusted basis to reflect the issuance of the notes offered hereby, but not the intended application of the estimated net proceeds of this offering as set forth in “Use of Proceeds.”
This table should be read in conjunction with the section of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2024 captioned “Management’s Discussion and Analysis of Financial Condition and Results of Operations” incorporated by reference in this prospectus supplement, as well as our unaudited condensed consolidated financial statements and notes incorporated by reference in this prospectus supplement.

	As of September 30, 2024
(In millions)	Actual	As Adjusted	As Further Adjusted
Cash and cash equivalents	$3,539	$3,674	$4,038
Indebtedness (aggregate principal amount):
FGLH 2025 Senior Notes	300	300	300
2028 Senior Notes	500	500	500
2053 Senior Notes	345	345	345
2029 Senior Notes	550	550	550
2034 Senior Notes	—	500	500
7.300% Junior Subordinated Notes due 2065 offered hereby	—	—	375
Credit Agreement	365	—	—
Total debt	2,060	2,195	2,570
Equity:
Preferred stock, par value $0.001 per share(1); as of September 30, 2024, authorized shares of 25,000,000, outstanding and issued shares of 5,000,000	—	—	—
F&G common stock, par value $0.001 per share; as of September 30, 2024, authorized shares of 500,000,000, outstanding shares of 126,094,481 and issued shares of 127,123,308	—	—	—
Additional paid-in-capital	3,456	3,456	3,456
Retained earnings	2,145	2,145	2,145
Accumulated other comprehensive (loss) earnings	(1,231)	(1,231)	(1,231)
Treasury stock, at cost (1,028,827 shares as of September 30, 2024)	(24)	(24)	(24)
Total F&G Annuities & Life, Inc. shareholders’ equity	4,346	4,346	4,346
Noncontrolling interests	129	129	129
Total equity	4,475	4,475	4,475
Total capitalization(2)	$6,535	$6,670	$7,045
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(1)On January 12, 2024, F&G issued and sold in a private placement to FNF, the owner of approximately 85% of F&G’s common stock, 5,000,000 shares of 6.875% Series A Mandatory Convertible Preferred Stock, $0.001 par value, for an aggregate purchase price of $250 million in cash.
(2)Total capitalization is defined as total equity plus total debt.

DESCRIPTION OF THE NOTES
The notes will be issued under the indenture. The following discussion summarizes selected provisions of the notes and the indenture. Because this is only a summary, it is not complete and does not describe every aspect of the notes and the indenture. Whenever there is a reference to particular sections or defined terms of the notes or the indenture, the sections or defined terms are incorporated by reference, and the statement is qualified in its entirety by that reference. Capitalized terms are terms that will be defined in the notes or the indenture, as applicable. The amount of securities that the Issuer may issue under the indenture will be unlimited. A copy of the indenture will be available from the Issuer upon request. Investors in the notes should read the notes and the indenture for provisions that may be important to investors but which are not included in this summary.
General Terms of the Notes
The notes will mature and become payable in full, together with any accrued unpaid interest thereon, on January 15, 2065. Subject to applicable law and subject to our right to defer the interest payable on the notes, as described below under “—Optional Interest Deferral,” interest on the notes will accrue from January 13, 2025 at the rate set forth on the cover of this prospectus supplement. Interest on the notes will be payable quarterly in arrears on January 15, April 15, July 15 and October 15 of each year, to the persons in whose names the notes were registered at the close of business on the preceding January 1, April 1, July 1 and October 1, respectively, commencing on April 15, 2025, subject to the Issuer’s right to defer the payment of interest as described under “—Optional Interest Deferral” below.
The Issuer will issue the notes initially in the aggregate principal amount of $375.0 million. The Issuer may, from time to time, without giving notice to or seeking the consent of the holders of the notes, issue notes under the indenture having the same ranking and the same interest rate, maturity date and other terms (other than the issue price, issue date, and date and amount of the first payment of interest) as the notes issued in this offering. Any additional notes having such similar terms, together with the notes offered hereby, will constitute a single series of notes for all purposes under the indenture, including waivers, amendments and redemptions. This type of offering is often referred to as a “re-opening.” Additional notes may constitute a separate issuance from the original series of notes offered hereby for U.S. federal income tax purposes. Additional notes that constitute a separate issuance from the original series of notes offered hereby for U.S. federal income tax purposes will be issued under a separate CUSIP number.
Interest on the notes will be computed on the basis of a 360-day year consisting of twelve 30-day months. Principal and interest will be payable, and the notes will be transferable or exchangeable, at the office or offices or agency maintained by the Issuer for this purpose. Payment of interest on the notes may be made at the Issuer’s option by check mailed to the registered holders.
Any payment otherwise required to be made in respect of the notes on a date that is not a business day for the notes may be made on the next succeeding business day with the same force and effect as if made on that date. No additional interest shall accrue as a result of a delayed payment. A business day will be defined in the indenture as a day other than a Saturday, Sunday or other day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close.
We intend to apply to list the notes on the NYSE under the symbol “FGSN” and, if the application is approved, we expect trading in the notes on the NYSE to begin within 30 days of the original issue date. The notes will be issued only in fully registered form without coupons in minimum denominations of $25 and integral multiples of $25 in excess thereof (or other such denominations set forth in the Global Certificates (as defined under “—Book-Entry, Delivery and Form”)). No service charge will be made for any transfer or exchange of the notes, but the Issuer may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange. The notes will be represented by one or more Global Certificates registered in the name of a nominee of DTC. Except as described below under “—Transfer and Exchange—Exchange of Beneficial Interests in Notes represented by Global Certificates for Notes represented by Definitive Certificates,” the notes will not initially be issuable in definitive form.

The Issuer will initially appoint the trustee at its designated corporate trust office as a paying agent and registrar for the notes. The Issuer will cause to be kept at the designated office of the registrar a register in which, subject to such reasonable regulations as the Issuer may prescribe, the Issuer will provide for the registration of the notes and registration of transfers of the notes. The Issuer will maintain an office or agency where security certificates representing the notes may be presented for payment of principal of and interest, if any, and where security certificates representing the notes may be presented for registration of transfer and for exchange. The Issuer will give the trustee written notice of the location of such office or agency and of any change of location thereof. If the Issuer fails to designate or maintain any such office or agency or fails to give such notice of the location or of any change in the location thereof to the trustee, presentations for payment may be made at the designated corporate trust office of the trustee. The Issuer will provide investors in the notes with notice of any resignation or removal of the trustee and of any appointment of a successor trustee.
Subordination
The notes will be the Issuer’s unsecured, subordinated obligations and will rank junior in right of payment to all of the Issuer’s secured and unsecured Senior Indebtedness and equal in right of payment with the Issuer’s Pari Passu Indebtedness, in each case in the manner set forth below.
Upon any payment or distribution of assets of the Issuer to its creditors upon any receivership, liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, marshaling of assets or any bankruptcy, insolvency, or similar proceedings of the Issuer, the holders of Senior Indebtedness will first be entitled to receive payment in full in cash or other satisfactory consideration of all amounts due or to become due on or in respect of such Senior Indebtedness before the holders of the notes will be entitled to receive or retain any payment in respect thereof.
In the event of the acceleration of the maturity of the notes, the holders of all Senior Indebtedness outstanding at the time of such acceleration will first be entitled to receive payment in full in cash or other satisfactory consideration of all such Senior Indebtedness before the holders of the notes will be entitled to receive or retain any payment in respect of the notes.
In the event and during the continuation of any default in any payment with respect to any Senior Indebtedness, or in the event that the maturity of any Senior Indebtedness has been or would be permitted, upon notice or the passage of time, to be accelerated because of a default, then, unless and until such default shall have been cured or waived or shall have ceased to exist and such acceleration shall have been rescinded or annulled, no payments on account of principal, premium, if any, or interest, if any, in respect of the notes may be made.
As of September 30, 2024, the Issuer had no secured Senior Indebtedness, $2.1 billion of unsecured Senior Indebtedness and no Pari Passu Indebtedness.
The Issuer is a holding company and conducts substantially all of its operations through its subsidiaries, including FGL Insurance and FGL NY Insurance. The notes will not be guaranteed by any of the Issuer’s subsidiaries, including its insurance subsidiaries. As a result, claims of the holders of the notes will be structurally subordinated to all indebtedness, other liabilities (including liabilities to policyholders and contract holders) and preferred equity of the Issuer’s subsidiaries. The indenture will contain no limitations on the amount of additional indebtedness that the Issuer may incur, and therefore the amount of such indebtedness could be substantial and, subject to the limitations set forth in the covenant described under “—Certain Covenants of the Issuer—Limitation on Liens on Capital Stock of the Issuer’s Covered Subsidiaries,” such indebtedness may be secured indebtedness. Therefore, in the event of the liquidation, dissolution, winding up or other bankruptcy event of a subsidiary, following payment by such subsidiary of its indebtedness, other liabilities and preferred equity, such subsidiary may not have sufficient assets remaining in order to make payments to the Issuer, as a shareholder or otherwise. In addition, assets of the Issuer could be made available to satisfy claims of FGL Insurance’s policyholders, as discussed under “Risk Factors—Risk Factors Related to this Offering and the Notes—We are subject to statutory provisions under which our assets could be used to satisfy claims of FGL Insurance’s policyholders.” As of September 30, 2024, our subsidiaries had $300 million of indebtedness, and our insurance subsidiaries had $64.3 billion in aggregate liabilities to policyholders and contract holders, which would have effectively ranked senior to the notes.
Optional Interest Deferral
So long as no Event of Default has occurred and is continuing, the Issuer may, in its sole discretion, defer the interest payable on the notes on one or more occasions for up to five consecutive years without giving rise to an Event of Default. As used in this prospectus supplement, “Optional Deferral Period” refers to the period commencing on an interest payment date with respect to which the Issuer defers interest and ending on the earlier of (i) the fifth anniversary of such interest payment date and (ii) the next interest payment date on which the Issuer has paid all deferred and unpaid amounts, including compounded interest on such deferred amounts, and all other accrued interest on the notes, provided, that no Optional Deferral Period will extend beyond the maturity date, any earlier accelerated maturity date arising from an Event of Default or any other earlier redemption in full of the notes. During an Optional Deferral Period, interest will continue to accrue on the notes at the interest rate described above, compounded on each subsequent interest payment date, subject to applicable law, until paid. No interest otherwise due on the notes during an Optional Deferral Period will be due and payable on the notes until the end of such Optional Deferral Period, except upon an acceleration or redemption of the notes during such Optional Deferral Period.
On the fifth anniversary of the commencement of any Optional Deferral Period, the Issuer must pay all accrued and unpaid deferred interest, including compounded interest, and the Issuer’s failure to pay all accrued and unpaid deferred interest for a period of 30 days will result in an Event of Default. If, at the end of any Optional Deferral Period, the Issuer has paid all deferred interest due on the notes, including compounded interest thereon, the Issuer can again defer the interest payable on the notes as described above. There is no limit on the number of Optional Deferral Periods that may occur.
The Issuer will provide to the trustee and the holders of notes written notice of its election to commence or continue an Optional Deferral Period at least one and not more than 60 business days prior to the applicable interest payment date, provided, that the failure to provide such notice will not constitute an Event of Default. In addition, whether or not such notice is given, the Issuer’s failure to pay interest on the notes on any interest payment date will itself constitute the commencement of an Optional Deferral Period unless the Issuer pays such interest within five business days after any such interest payment date. The Issuer has no present intention of exercising its right to defer interest payable on the notes.
Payment Restrictions during Interest Deferral Period
After the commencement of an Optional Deferral Period until the Issuer has paid all accrued and unpaid interest on the notes, the Issuer will agree not to, and not to permit any of its subsidiaries to:
•declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any shares of the Issuer’s capital stock, other than:
◦purchases, redemptions or other acquisitions of such capital stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, agents, directors or consultants or under any dividend reinvestment plan or shareholder purchase plan;
◦purchases of such capital stock pursuant to a contractually binding requirement to buy or acquire capital stock entered into prior to the commencement of such Optional Deferral Period, including under a contractually binding stock repurchase plan;
◦as a result of any reclassification of any class or series of such capital stock, or the exchange, redemption or conversion of any class or series of such capital stock for any other class or series of such capital stock;

◦the purchase of or payment of cash in lieu of fractional interests in such capital stock in accordance with the conversion or exchange provisions of such capital stock or the security being converted or exchanged;
◦acquisitions of such capital stock in connection with acquisitions of businesses made by the Issuer (which acquisitions are made by the Issuer in connection with the satisfaction of indemnification obligations of the sellers of such businesses);
◦dividends or distributions payable solely in such capital stock, or options, warrants or rights to subscribe for or acquire capital stock, or repurchases or redemptions of capital stock made solely from the issuance or exchange of such capital stock or stock that ranks equally with or junior to such capital stock; or
◦the distribution, declaration, redemption or repurchase of rights in accordance with any stockholders’ rights plan or the issuance of rights, stock or other property under any shareholder rights plan, or the redemption or purchase of rights pursuant thereto; or
•make any payment of principal of or interest or premium, if any, on or repay, repurchase or redeem any of the Issuer’s Parri Passu Indebtedness or Junior Indebtedness other than (i) any exchange, redemption or conversion of Indebtedness for any class or series of the Issuer’s capital stock, (ii) any payment on Pari Passu Indebtedness necessary to avoid a breach of the instrument governing such Pari Passu Indebtedness or (iii) any payment, repurchase or redemption in respect of Pari Passu Indebtedness made ratably and in proportion to the respective amount of (1) accrued and unpaid amounts on such Pari Passu Indebtedness, on the one hand, and (2) accrued and unpaid amounts on the notes, on the other hand.
For the avoidance of doubt, subject to the limitations set forth in the covenant described under “—Limitation on Disposition of Capital Stock of the Issuer’s Covered Subsidiaries” below, no terms of the notes will restrict in any manner the ability of any of the Issuer’s subsidiaries to pay dividends or make any distributions to the Issuer or to any of its other subsidiaries.
Optional Redemption
We may redeem the notes:
•in whole or in part, at any time and from time to time on and after January 15, 2030, at a redemption price equal to 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest thereon to, but excluding, the redemption date; provided, that if the notes are not redeemed in whole, at least $25,000,000 aggregate principal amount of the notes, excluding any notes held by us or any of our affiliates, must remain outstanding after giving effect to such redemption, and all accrued and unpaid interest, including deferred interest (and compounded interest), must be paid in full on all outstanding notes for all quarterly interest periods ending on or before the redemption date;
•within 90 days of the occurrence of a Tax Event, in whole but not in part, at a redemption price equal to 100% of the principal amount of the notes plus accrued and unpaid interest thereon to, but excluding, the redemption date;
•within 90 days of the occurrence of a Regulatory Capital Event, in whole but not in part, at a redemption price equal to 100% of the principal amount of the notes plus accrued and unpaid interest thereon to, but excluding, the redemption date; or
•within 90 days of the occurrence of a Rating Agency Event, in whole but not in part, at a redemption price equal to 102% of the principal amount of the notes plus accrued and unpaid interest thereon to, but excluding, the redemption date.
Notice of any redemption will be mailed or electronically delivered (or otherwise transmitted in accordance with the depositary’s procedures) at least 10 days but not more than 60 days before the redemption date to each holder of notes to be redeemed. Notice of any redemption of notes may, at the Issuer’s discretion, be given subject to one or more conditions precedent, including, but not limited to, completion of a corporate transaction that is pending (such as an equity or equity-linked offering, an incurrence of indebtedness or an acquisition or other strategic transaction involving a change of control of the Issuer). If the redemption or notice of redemption is subject to the satisfaction of one or more conditions precedent, the notice of redemption must describe the conditions and, if applicable, state that the redemption date may be delayed at the Issuer’s discretion until such conditions are satisfied or waived by the Issuer or that, if such conditions are not so satisfied or waived, the redemption may not occur and the redemption notice may be rescinded.
In the case of a partial redemption, selection of the notes for redemption will be made by lot or by such other method as the trustee deems to be fair and appropriate. The notes may be redeemed in part in minimum denominations of $25 and integral multiples of $25 in excess thereof. If any note is to be redeemed in part only, the notice of redemption that relates to the note will state the portion of the principal amount of the note to be redeemed. A new note in a principal amount equal to the unredeemed portion of the note will be issued in the name of the holder of the note upon surrender for cancellation of the original note. For so long as the notes are held by DTC (or another depositary), the redemption of the notes shall be done in accordance with the policies and procedures of the depositary.
Unless the Issuer defaults in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the notes or portions thereof called for redemption.
The notes will not be entitled to the benefit of any mandatory redemption or sinking fund.
Book-Entry, Delivery and Form
Global Certificates. The notes will be issued in book-entry form and initially will be represented by one or more security certificates in fully registered, global form without interest coupons (the “Global Certificates”). Notes represented by the Global Certificates will be registered in the name of Cede & Co., as registered owner and as nominee for DTC, for credit to an account of a direct or indirect participant in DTC as described below under “—Depositary Procedures.”
DTC will act as securities depositary for the Global Certificates. Purchases of beneficial interests in the Global Certificates will be made in book-entry form. Except in the limited circumstances described below, beneficial interests in the Global Certificates may not be exchanged for notes in definitive form, and owners of beneficial interests in Global Certificates will not receive certificates representing their beneficial interests in the Global Certificates. See “—Depositary Procedures” below.
Depositary Procedures. The information in this section concerning DTC, Euroclear, Clearstream and their respective procedures have been obtained from sources that the Issuer and trustee believe to be reliable, but neither the Issuer nor the trustee takes responsibility for its accuracy.
Upon the issuance of the Global Certificates, DTC or its custodian will credit, on its internal system, the respective principal amount of the individual beneficial interests represented by the Global Certificates to the accounts of persons who have accounts with such depositary. Such accounts initially will be designated by or on behalf of the underwriters. Ownership of beneficial interests in the Global Certificates will be limited to persons who have accounts with DTC (“participants”) or persons who hold interests through participants. Ownership of beneficial interests in the Global Certificates will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interest of persons other than participants).
DTC. DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “Clearing Agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934 (the “Exchange Act”). DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (“indirect participants”). The rules applicable to DTC and its participants are on file with the SEC.
All interests in a Global Certificate, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. In the event of physical delivery of the notes represented by a definitive certificate (“Definitive Certificates”), the laws of some states require that certain persons take physical delivery in certificated form of securities that they own. Consequently, the ability to transfer beneficial interests in the notes represented by a Global Certificate to such persons will be limited to that extent. Because DTC can act only on behalf of its participants, which in turn act on behalf of indirect participants and certain banks, the ability of a person having a beneficial interest in a Global Certificate to pledge such interest to persons or entities that do not participate in the DTC system, or otherwise to take actions in respect of such beneficial interest, may be affected by the lack of a physical certificate evidencing such interest.
Except as provided below, owners of beneficial interests in the Global Certificates will not be entitled to have such Global Certificates, or any notes represented thereby, registered in their names, will not receive or be entitled to receive physical delivery of certificates in definitive form, and will not be considered the registered owners or holders of such Global Certificates, or any notes represented thereby.
Any payments of principal, premium (if any) or interest due on the notes on any interest payment date or at maturity or upon redemption will be made available by the Issuer to the trustee by such date and as soon as possible thereafter will be payable by the trustee or paying agent to DTC or its nominee in its capacity as the registered holder of the notes represented by the Global Certificates. The trustee will treat the persons in whose names the notes represented by the Global Certificates are registered as the owners thereof for the purpose of receiving such payments and for all other purposes. Consequently, neither the trustee nor any agent thereof nor the Issuer has or will have any responsibility or liability for (i) any aspect of DTC’s records or any participant’s or indirect participant’s records relating to or payments made on account of beneficial ownership interests in the notes represented by the Global Certificates, or for maintaining, supervising or reviewing any of DTC’s records or any participant’s or indirect participant’s records relating to the beneficial ownership interests in the notes represented by the Global Certificates or (ii) any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.
DTC has advised the Issuer that its current practice, upon receipt of any payment in respect of securities, is to credit the accounts of the relevant participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Payments by DTC’s participants and indirect participants to the beneficial owners of the notes will be governed by standing instructions and customary practices and will be the responsibility of the participants or the indirect participants rather than of DTC or the trustee.
Euroclear. Euroclear was created in 1968 to hold securities for its participants and to clear and settle transactions between its participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing, and interfaces with domestic markets in several countries. Euroclear is owned by Euroclear Clearance System Public Limited Company and operated through a license agreement by Euroclear Bank, S.A./N.V., known as the Euroclear Operator. All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to others that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.
The Euroclear Operator was granted a banking license by the Belgian Banking and Finance Commission in 2000, authorizing it to carry out banking activities on a global basis. It took over operation of Euroclear from the Brussels, Belgium office of Morgan Guaranty Trust Company of New York on December 31, 2000.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding through Euroclear participants.
Distributions with respect to notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with the Terms and Conditions, to the extent received by Euroclear.
Clearstream. Clearstream is incorporated under the laws of The Grand Duchy of Luxembourg as a professional depositary. Clearstream holds securities for its participants and facilitates the clearance and settlement of securities transactions between its participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to its participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Monetary Institute. Clearstream participants are financial institutions around the world, including securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream is also available to others that clear through or maintain a custodial relationship with a Clearstream participant either directly or indirectly.
Distributions with respect to notes held beneficially through Clearstream will be credited to cash accounts of Clearstream participants in accordance with its rules and procedures, to the extent received by Clearstream.
Transfer and Exchange
Beneficial Interests in Notes Represented by Global Certificates. Transfers between DTC participants will be effected in accordance with DTC’s procedures, and will be settled in same-day funds. The laws of some states require that certain persons take physical delivery of securities in definitive form. Because DTC can only act on behalf of participants, who in turn act on behalf of indirect participants and certain banks, the ability of a person having a beneficial interest in a note to pledge such interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate evidencing such interest. Transfers between participants in Euroclear or Clearstream will be effected in the ordinary way in accordance with their respective rules and operating procedures.
Cross-market transfers between DTC participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Certificates in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositaries for Euroclear or Clearstream.
Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Certificate from a DTC participant will be credited during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the DTC settlement date and such credit of any transactions in interests in a Global Certificate settled during such processing day will be reported to the relevant Euroclear or Clearstream participant on such day. Cash received in Euroclear or Clearstream as a result of sales of interests in a Global Certificate by or through a Euroclear or Clearstream participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Euroclear or Clearstream cash account only as of the Business Day following settlement in DTC.
DTC has advised the Issuer that it will take any action permitted to be taken by a holder of the Global Certificates only at the direction of one or more participants to whose account with DTC interests in the Global Certificates are credited and only in respect of such portion of the aggregate principal amount of the notes as to which such participant or participants has or have given such direction.
Although DTC has agreed to the foregoing procedures to facilitate transfers of interests in the notes represented by the Global Certificates among participants in DTC, they are under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Issuer nor the trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.
Transfers of Beneficial Interests in Notes Represented by Global Certificates. Exchanges of beneficial interests in the notes represented by one Global Certificate for interests in notes represented by another Global Certificate will be subject to the applicable rules and procedures of DTC and its direct and indirect participants. Any beneficial interest in the Global Certificates that is transferred to a person who takes delivery in the form of an interest in another Global Certificate will, upon transfer, cease to be an interest in that Global Certificate and become an interest in the Global Certificate to which the beneficial interest is transferred and, accordingly, will thereafter be subject to all procedures applicable to beneficial interests in the notes represented by the Global Certificate to which the beneficial interest is transferred for as long as it remains an interest in that Global Certificates.
Exchange of Beneficial Interests in Notes Represented by Global Certificates for Notes Represented by Definitive Certificates. For so long as DTC or its nominee is the registered holder of the notes represented by a Global Certificate, DTC or such nominee will be considered the sole and exclusive holder and owner of the notes represented by such Global Certificate for all purposes under the indenture and the notes. The Issuer will exchange Global Certificates representing the notes for Definitive Certificates only if:
•DTC notifies the Issuer that it is unwilling or unable to continue as depositary for the Global Certificates or has ceased to be a clearing agency registered under the Exchange Act, and, in either case, the Issuer fails to appoint a successor depositary within 90 days of receiving such notice;
•an event described below under “—Events of Default” with respect to the notes has occurred and is continuing; or
•the Issuer, in its sole discretion and subject to DTC’s customary procedures, notifies the trustee in writing that it elects to cause the issuance of Definitive Certificates under the indenture.
Certain Covenants of the Issuer
The Issuer has agreed to some restrictions on the Issuer’s activities for the benefit of holders of the notes. The restrictive covenants summarized below will apply, unless the covenants are waived or amended, so long as any of the notes are outstanding.
Other than the covenants described in “—Consolidation, Merger, Sale or Conveyance,” “—Limitation on Liens on Capital Stock of the Issuer’s Covered Subsidiaries” and “—Limitation on Disposition of Capital Stock of the Issuer’s Covered Subsidiaries” below and as described under “—Payment Restrictions during Interest Deferral Period” above, the indenture and the notes will not contain other provisions that afford holders of the notes protection in the event the Issuer:
•subject to the covenant described in “—Limitation on Liens on Capital Stock of the Issuer’s Covered Subsidiaries,” issues secured debt or secures existing unsecured debt;
•issues debt securities or otherwise incurs additional unsecured indebtedness or other obligations;

•purchases or redeems or makes any payments in respect of capital stock or other securities ranking junior in right of payment to the notes;
•sells assets;
•pays dividends;
•enters into transactions with related parties; or
•conducts other similar transactions that may adversely affect the holders of the notes.
See “Risk Factors—Risk Factors Related to this Offering and the Notes—The indenture will contain only limited protection for holders of the notes and, except in certain limited circumstances, will not restrict the Issuer’s ability to incur additional debt, repurchase its securities or take other actions that could negatively impact holders of the notes” for a further discussion of the limited protections provided to holders of the notes.
Consolidation, Merger, Sale or Conveyance
The Issuer. As long as any notes are outstanding, the Issuer may not (i) consolidate with or merge into any other person, or convey, transfer, sell, or lease or otherwise dispose of the Issuer’s properties and assets substantially as an entirety, in one or more related transactions, to any person or (ii) permit any person to consolidate with or merge into the Issuer, unless:
•(a) the Issuer is the surviving entity or (b) if the Issuer is not the surviving entity, the person formed by the consolidation or into which the Issuer is merged or the person to which the Issuer’s properties and assets are so conveyed, transferred, sold, assigned or leased, shall be a corporation, partnership, limited liability company, limited liability partnership, trust or other person organized and existing under the laws of the United States, any state within the United States or the District of Columbia, and shall expressly assume, in the form of a supplemental indenture satisfactory to the trustee, the payment of all amounts due on the notes and the performance of all of the Issuer’s other covenants and other obligations under the indenture;
•immediately after giving effect to such transaction, no Event of Default, and no event that, after notice or lapse of time or both, would become an Event of Default, will have occurred and be continuing; and
•the Issuer has delivered an officer’s certificate and an opinion of counsel to the trustee, each stating that such transaction complies with the applicable provisions of the indenture and the execution of any supplemental indenture required in connection with such transaction is authorized and permitted under the indenture and all covenants and conditions precedent provided for in the indenture relating to the execution of such supplemental indenture have been performed, satisfied or otherwise complied with.
•The above provision shall not prohibit:
•the direct or indirect conveyance or transfer of all or any portion of the capital stock, assets or liabilities of any of the Issuer’s direct or indirect wholly owned subsidiaries to the Issuer or any of its direct or indirect wholly owned subsidiaries; or
•the consolidation or merger of any of the Issuer’s direct or indirect wholly owned subsidiaries with and into the Issuer.
If the conditions described above are satisfied with respect to the notes, the Issuer will not need to obtain the approval of the holders of the notes in order to consolidate or merge or to sell its assets. Also, these conditions will apply only if the Issuer wishes to consolidate with or merge into any other person, or convey, transfer, sell, or lease or otherwise dispose of its properties and assets substantially as an entirety to another person. The Issuer will not need to satisfy these conditions if the Issuer enters into other types of transactions, including any transaction in which the Issuer acquires the stock or assets of another entity, any transaction that involves a change of control but in which the Issuer does not consolidate or merge and any transaction in which the Issuer does not convey, transfer, sell, or lease or otherwise dispose of its properties and assets substantially as an entirety. It is possible that this type of transaction may result in a reduction in the Issuer’s credit rating, or may impair its operating results or its financial condition. Holders of the notes, however, will have no approval right with respect to any transaction of this type.
Limitation on Liens on Capital Stock of the Issuer’s Covered Subsidiaries
As long as any notes are outstanding, the Issuer will not, and will not permit any subsidiary to, directly or indirectly, create, assume, incur, guarantee or otherwise permit to exist any indebtedness for borrowed money that is secured, directly or indirectly, by any lien, other than a permitted lien, on any shares of capital stock of any Covered Subsidiary (whether such shares of capital stock are owned as of the date of the indenture or acquired after the date of the indenture), unless the notes are secured equally and ratably with such indebtedness for as long as such indebtedness is so secured; provided, that the foregoing will not prohibit or limit any lien required by law, any regulation or order of any governmental or insurance regulatory authority.
Limitation on Disposition of Capital Stock of the Issuer’s Covered Subsidiaries
As long as any notes are outstanding and except in a transaction otherwise governed by the indenture, the Issuer will not, and will not permit any subsidiary to, directly or indirectly, issue, sell, assign, transfer or otherwise dispose of any shares of, securities convertible into, or warrants, rights or options to subscribe for or purchase shares of, capital stock (other than preferred stock having no voting rights of any kind) of any Covered Subsidiary.
The above limitation will not apply to any issuance, sale, assignment, transfer or other disposition:
•that is for at least fair market value (as determined by the Issuer’s board of directors acting in good faith) subject to the provisions described under “—Consolidation, Merger, Sale or Conveyance” above;
•to the Issuer, any parent of the Issuer or any of its directly or indirectly wholly owned subsidiaries; or
•if required by law, any regulation or order of any court of competent jurisdiction or governmental or insurance regulatory authority.
Notwithstanding the foregoing, the Issuer may also merge or consolidate any of its subsidiaries into or with another of the Issuer’s direct or indirect subsidiaries.
Reports
As long as any notes are outstanding, the Issuer will:
•furnish to the trustee, within 30 days after the Issuer has filed the same with the SEC, the reports required by Section 314(a)(1) of the Trust Indenture Act of 1939 (the “Trust Indenture Act”), specifically, copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may from time to time by rules and regulations prescribe) which the Issuer is required to file with the SEC pursuant to Section 13 or Section 15(d) of the Exchange Act; or, if the Issuer is not required to file information, documents or reports pursuant to either of such sections, then to furnish to the trustee and file with the SEC, in accordance with rules and regulations prescribed from time to time by the SEC, such of the supplementary and periodic information, documents and reports which may be required pursuant to Section 13 of the Exchange Act, in respect of a security listed and registered on a national securities exchange as may be prescribed from time to time in such rules and regulations;
•furnish to the trustee and the SEC, in accordance with the rules and regulations prescribed from time to time by the SEC and as required by Section 314(a)(2) of the Trust Indenture Act, such additional information, documents and reports with respect to compliance by the Issuer with the conditions and covenants provided for in the indenture, as may be required from time to time by such rules and regulations; and
•furnish to holders of the notes, within 30 days after the furnishing thereof with the trustee, as required by Section 314(a)(3) of the Trust Indenture Act and in the manner and to the extent provided in Section 313(c)

thereof, such summaries of any information, documents and reports required to be filed by the Issuer pursuant to the foregoing two paragraphs, as may be required by the rules and regulations prescribed from time to time by the SEC.
Delivery of such reports, information and documents to the trustee is for informational purposes only and the trustee’s receipt of such will not constitute constructive notice of any information contained therein, including the Issuer’s compliance with any of its covenants under the indenture (as to which the trustee is entitled to rely exclusively on officer’s certificates). The Trustee shall have no duty to review or make independent investigation with respect to any of the foregoing received by the Trustee, and shall hold the same solely as repository.
Events of Default
An “Event of Default” with respect to the notes is defined as:
•default in the payment of any interest (including compounded interest) in full on any of the notes upon the conclusion of a five-year period following the commencement of any Optional Deferral Period or at maturity, and continuance of such default for a period of 30 days;
•default in the payment of any principal of, and premium (if any) on, any of the notes when due and payable either at maturity, upon any redemption, by declaration of acceleration or otherwise; or
•the Issuer files for bankruptcy or other events of bankruptcy or insolvency proceedings relating to the Issuer occur according to the terms of the indenture.
The trustee will notify the holders of notes of any continuing default of which the trustee has notice within the later of 90 days after the occurrence of the default or 60 days after such default is actually known to the trustee. Notwithstanding the foregoing, except in the case of default in the payment of the principal of, or premium (if any) or interest on, any of the notes, the trustee may withhold notice if the trustee in good faith determines that the withholding of notice is in the interests of the holders of the notes.
Subject to the provisions set forth under “—Subordination,” if an Event of Default with respect to the notes has occurred and is continuing (other than with respect to certain events of bankruptcy, insolvency or reorganization described in the third bullet point above), either the trustee or the holders of not less than 25% in aggregate principal amount of the notes then outstanding may declare the principal amount of all notes to be due and payable immediately. An Event of Default relating to a bankruptcy, insolvency or reorganization described in the third bullet point above will cause all of the notes to become immediately due and payable without any declaration or other act by the trustee or the holders. At any time after a declaration of acceleration in respect of the notes has been made, but before a judgment or decree for payment of money has been obtained by the trustee, and subject to applicable law and certain other provisions of the indenture, the holders of a majority in aggregate principal amount of the notes may, under certain circumstances, rescind and annul such acceleration.
Subject to the provisions of the indenture relating to the duties of the trustee, in case an Event of Default has occurred and is continuing, the trustee will not be under any obligation to exercise any of the trusts or powers vested in it by the indenture at the request or direction of any of the holders, unless such holders have offered to the trustee security or indemnity reasonably satisfactory to it against any loss, liability or expense. The holders of a majority in aggregate principal amount of the notes affected then outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee under the indenture or exercising any trust or power conferred on the trustee with respect to the notes; provided, that the trustee may refuse to follow any direction which is in conflict with any law or the indenture or that the trustee determines is unduly prejudicial to the rights of any other holder of a note (it being understood that the trustee does not have an affirmative duty to ascertain whether or not any such directions are unduly prejudicial to such holders) or that would involve the trustee in personal liability.
No holder of notes will have any right by virtue or by availing of any provision of the indenture to institute any proceeding at law or in equity or in bankruptcy or otherwise upon or under or with respect to the indenture or for any remedy thereunder, unless, subject to the terms of the indenture, the holder has previously given the trustee written notice of default and the continuance thereof and unless the holders of at least 25% in aggregate principal amount of the outstanding notes have made written request to the trustee to institute such proceeding in its own name, and have offered to the trustee such indemnity as it may require, and the trustee shall have failed to institute such proceeding within 60 days after its receipt of such notice, request and offer of indemnity, and the trustee shall not have received from the holders of a majority in aggregate principal amount of the outstanding notes a direction inconsistent with such request. However, the right of a holder of any note to receive payment of the principal of, and premium (if any) and interest on, such note on or after the due dates expressed in such note, or to institute suit for the enforcement of any such payment on or after such dates, shall not be impaired or affected without the consent of such holder.
Under the indenture, the Issuer will be required to provide an officer’s certificate to the trustee promptly upon the Issuer becoming aware of any default or Event of Default that has occurred and is continuing, and describe such default or Event of Default, the status thereof and what action the Issuer is taking or proposes to take with respect thereto; provided, that the Issuer shall provide such certification at least annually whether or not they know of any default or Event of Default.
Certain Definitions
Set forth below are certain of the defined terms that will be used in the indenture:
“capital stock” of any person means any and all share capital, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such person, including preferred stock, but excluding any debt securities convertible into such equity.
“Covered Subsidiary” means any subsidiary of the Issuer, the total assets of which constitute at least 10% of the total assets of the Issuer and its consolidated subsidiaries (including that subsidiary), based on the most recent quarterly (including fiscal year-end) balance sheet of the subsidiary and on the most recent quarterly (including fiscal year-end) consolidated balance sheet of the Issuer. As of the date of this prospectus supplement, CF Bermuda Holdings Limited, FGL US Holdings Inc., Fidelity & Guaranty Life Holdings, Inc. and FGL Insurance are the Issuer’s only subsidiaries that meet the definition of Covered Subsidiary.
“Credit Agreement” means that certain Credit Agreement, dated as of November 22, 2022, among the Issuer, the guarantors from time to time party thereto and the banks and other financial institutions from time to time parties thereto as agents and lenders, and any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as it may be further amended, restated, modified, renewed, refunded, replaced or refinanced from time to time.
“Indebtedness” means the principal of and premium, if any, and interest on the following, whether outstanding on the issue date of the notes or thereafter incurred, created or assumed:
•indebtedness of the Issuer for money borrowed (other than the notes);
•all of the Issuer’s obligations evidenced by notes, debentures, bonds or other similar instruments (other than obligations relating to the notes), including obligations incurred in connection with the acquisition of property, assets or businesses and including all other debt securities issued by the Issuer to any trust or a trustee of a trust, or to a partnership or other affiliate that acts as a financing vehicle for the Issuer, in connection with the issuance of securities by such vehicles;
•all of the Issuer’s obligations issued or assumed as the deferred purchase price of property or services, including all obligations under master lease transactions pursuant to which the Issuer or any of its subsidiaries have agreed to be treated as owner of the subject property for U.S. federal income tax purposes (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business);
•all of the Issuer’s payment obligations under interest rate swap or similar agreements or foreign currency hedge, exchange or similar agreements at the time of determination, including any such obligations the Issuer incurred solely to act as a hedge against increases in interest rates that may occur under the terms of other outstanding variable or floating rate indebtedness of the Issuer;

•all obligations of the types referred to in the preceding bullets of another person and all dividends of another person the payment of which, in either case, the Issuer has assumed or guaranteed or for which the Issuer is responsible or liable, directly or indirectly, jointly or severally, as obligor, guarantor or otherwise; and
•all amendments, modifications, renewals, extensions, refinancings, replacements and refundings of any of the types of indebtedness described in the preceding bullets.
“Junior Indebtedness” shall mean any Indebtedness, which specifically by its terms ranks junior to and not equally with or prior to the notes (and any other Pari Passu Indebtedness) in right of payment upon the Issuer’s dissolution, winding-up, liquidation, reorganization or similar events. The securing of any Indebtedness otherwise constituting Junior Indebtedness shall not be deemed to prevent such Indebtedness from constituting Junior Indebtedness.
“lien” means any mortgage, pledge, lien, security interest or other encumbrance.
“Pari Passu Indebtedness” shall mean Indebtedness, which specifically by its terms ranks equally with and not prior to the notes in right of payment upon the Issuer’s dissolution, winding-up, liquidation, reorganization or similar events. The securing of any Indebtedness otherwise constituting Pari Passu Indebtedness shall not be deemed to prevent such Indebtedness from constituting Pari Passu Indebtedness.
“permitted lien” means (i) liens on the capital stock of a Covered Subsidiary to secure indebtedness incurred to finance the purchase price of such capital stock; (ii) liens on the capital stock of a Covered Subsidiary existing at the time such person becomes a Covered Subsidiary (including, without limitation, by merger into or consolidation with the Issuer or a Covered Subsidiary); provided, that any such lien is not incurred in anticipation of such person becoming a Covered Subsidiary; (iii) liens on the capital stock of a Covered Subsidiary to secure indebtedness to the Issuer or a Covered Subsidiary; provided, that such indebtedness is owned or held by the Issuer or a Covered Subsidiary; and (iv) extensions, renewals, refinancings or replacements of any lien referred to in the foregoing clauses (i), (ii) and (iii); provided, however, that any liens permitted by any of the foregoing clauses (i) and (ii) shall not extend to or cover any additional capital stock of a Covered Subsidiary, other than the property that previously secured such lien.
“rating agency” means any nationally recognized statistical rating organization within the meaning of Section 3(a)(62) under the Exchange Act that then publishes a rating for the Issuer.
“Rating Agency Event” means that a rating agency amends, clarifies or changes the criteria it uses to assign equity credit to securities such as the notes, which amendment, clarification or change results in (a) the shortening of the length of time the notes are assigned a particular level of equity credit by that rating agency as compared to the length of time they would have been assigned that level of equity credit by that rating agency or its predecessor on the issue date of the notes; or (b) the lowering of the equity credit (including up to a lesser amount) assigned to the notes by that rating agency compared to the equity credit assigned by that rating agency or its predecessor on the issue date of the notes.
“Regulatory Capital Event” means that the Issuer becomes subject to capital adequacy supervision by a capital regulator and the capital adequacy guidelines that apply to the Issuer as a result of being so subject set forth criteria pursuant to which the full principal amount of the notes would not qualify as capital under such capital adequacy guidelines, as the Issuer may determine at any time, in its sole discretion.
“Senior Indebtedness” means any Indebtedness (including all compensation, reimbursement and indemnification obligations of the Issuer to the trustee pursuant to the indenture), unless, in the case of any particular Indebtedness or any renewal, extension, refinancing, replacement or refunding thereof, under the express provisions of the instrument creating or evidencing the same or the assumption or guarantee of the same, or pursuant to which the same is outstanding, such Indebtedness or such renewal, renewal, extension, refinancing, replacement or refunding thereof is not superior in right of payment to the notes. Notwithstanding anything to the contrary, Senior Indebtedness will not include (a) Pari Passu Indebtedness, (b) Junior Indebtedness or (c) obligations of the Issuer owed to its subsidiaries.

“Tax Event” means that the Issuer will have received an opinion of counsel, rendered by a law firm of nationally recognized standing that is experienced in such matters, stating that, as a result of any:
•amendment to, or change in (including any promulgation, enactment, execution or modification of) the laws (or any regulations under those laws) of the United States or any political subdivision thereof or therein affecting taxation;
•official administrative pronouncement (including a private letter ruling, technical advice memorandum or similar pronouncement), judicial decision, administrative action or other official pronouncement interpreting or applying the laws or regulations enumerated in the preceding bullet point, by any court, governmental agency or regulatory authority; or
•threatened challenge asserted in writing in connection with an audit of the Issuer or any of its subsidiaries, or a threatened challenge asserted in writing against any taxpayer that has raised capital through the issuance of securities that are substantially similar to the notes, which amendment or change is enacted or effective or which pronouncement or decision is announced or which challenge is asserted or becomes publicly known on or after the original issue date of the notes, there is more than an insubstantial increase in the risk that interest accruable or payable by the Issuer on the notes is not, or will not be, deductible by the Issuer in whole or in part, for U.S. federal income tax purposes.
Defeasance
Legal Defeasance. If there is a change in U.S. federal income tax law or IRS ruling of the nature described in the sixth bullet below with respect to the notes, the Issuer can legally release itself from all payment and other obligations on the notes. This is called legal defeasance. To do so, each of the following must occur:
•The Issuer must deposit in trust for the benefit of all holders of the notes an amount of money, U.S. government or U.S. government agency securities (or a combination thereof) that will, in the written opinion of a nationally recognized accounting firm delivered to the trustee, generate enough cash to pay and discharge the principal of, and premium (if any) and interest on, the notes;
•The legal defeasance does not result in a breach or violation of, or constitute a default under, the indenture, the Credit Agreement or any other material agreement or instrument to which the Issuer or any Covered Subsidiary is a party or is bound;
•No Event of Default or event which with notice or lapse of time or both would become an Event of Default with respect to the notes to be legally defeased will have occurred and be continuing on the date of the trust deposit described in the first bullet point above and at any time during the period ending on the 91st day after such date;
•The Issuer must deliver to the trustee an officer’s certificate and an opinion of counsel, each stating that all conditions precedent to legal defeasance have been complied with;
•The Issuer must deliver to the trustee an officer’s certificate as to its solvency and the absence of intent of preferring holders of the notes over other creditors; and
•The Issuer must deliver to the trustee an opinion of counsel to the effect that the holders of the notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such legal defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such legal defeasance had not occurred, and such opinion of counsel must refer to and be based upon a letter ruling of the IRS received by the Issuer, a revenue ruling published by the IRS or a change in applicable U.S. federal income tax law occurring after the date of the indenture.
If the Issuer ever did accomplish legal defeasance with respect to the notes, an investor in the notes would have to rely solely on the trust deposit for payments on its notes and such investor could not look to the Issuer for payment in the event of any shortfall.

Covenant Defeasance. Under current U.S. federal income tax law, the Issuer can make the same type of trust deposit described above under “—Legal Defeasance” with respect to the notes and have the obligations of the Issuer released from certain restrictive covenants relating to the notes. This is called covenant defeasance. In that event, an investor in the notes would lose the protection of those restrictive covenants. In order to achieve covenant defeasance, each of the following must occur:
•The Issuer must deposit in trust for the benefit of the holders of the notes an amount of money, U.S. government or U.S. government agency securities (or a combination thereof) that will, in the written opinion of a nationally recognized accounting firm delivered to the trustee, generate enough cash to pay and discharge the principal of, and premium (if any) and interest on, the notes;
•The covenant defeasance does not result in a breach or violation of, or constitute a default under, the indenture, the Credit Agreement or any other material agreement or instrument to which the Issuer or any Covered Subsidiary is a party or is bound;
•No Event of Default or event which with notice or lapse of time or both would become an Event of Default with respect to the notes to be defeased will have occurred and be continuing on the date of the trust deposit described in the first bullet point above and at any time during the period ending on the 91st day after such date;
•The Issuer must deliver to the trustee an officer’s certificate and an opinion of counsel, each stating that all conditions precedent to covenant defeasance have been complied with; and
•The Issuer must deliver to the trustee an opinion of counsel to the effect that the holders of the notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred.
If the Issuer accomplishes covenant defeasance with respect to the notes, the following provisions of the indenture and the notes would no longer apply: the covenants described above under “—Certain Covenants of the Issuer—Limitation on Liens on Capital Stock of the Issuer’s Covered Subsidiaries” and “—Certain Covenants of the Issuer—Limitation on Disposition of Capital Stock of the Issuer’s Covered Subsidiaries” and any Events of Default relating to the breach of these covenants.
If the Issuer accomplishes covenant defeasance with respect to the notes, an investor in the notes can still look to the Issuer for repayment of its notes in the event of any shortfall in the trust deposit. Investors in the notes should note, however, that if one of the remaining Events of Default occurred, such as the Issuer’s bankruptcy or insolvency described in the third bullet point above under “—Events of Default,” and an investor’s notes became immediately due and payable, there may be a shortfall. Depending on the event causing the default, such investor may not be able to obtain payment to cover the shortfall.
The Issuer’s obligations under the indenture and the notes, other than the Issuer’s obligations under the covenants defeased will remain in full force and effect.
Modification and Waiver
Certain modifications and amendments of the indenture (which, generally, either benefit or do not materially and adversely affect the holders of outstanding notes) may be made by the Issuer and the trustee without the consent of holders of the notes. Other modifications and amendments of the indenture will require the consent of the holders of not less than a majority in aggregate principal amount of the outstanding notes of all series affected by such modifications and amendments. However, no modification or amendment may, without the consent of the holder of each affected outstanding note,
•change the final maturity of such note;
•reduce the principal amount of such note or any premium thereon;

•reduce the rate or extend the time of payment of interest on such note;
•reduce any amount payable upon redemption of such note;
•change the currency in which payments are made or the place where payments on such note are payable;
•impair or affect the right of any holder to institute suit for payment of such note; or
•reduce the percentage of notes, the consent of the holders of which is required for any such modification or amendment to the indenture.
The holders of not less than a majority in principal amount of the outstanding notes may, on behalf of the holders of all the notes, waive any past default under the indenture, except a default in the payment of the principal of, or premium (if any) or interest on, the notes.
Governing Law; Jury Trial Waiver
The indenture will provide that it and the notes will be governed by, and construed in accordance with, the laws of the State of New York. The indenture will provide that any legal suit, action or proceeding arising out of or based upon the indenture or the transactions contemplated thereby may be instituted in the federal courts of the United States of America located in the City of New York or the courts of the State of New York in each case located in the City of New York, and each party to the indenture will submit to the non-exclusive jurisdiction of such courts in any such suit, action or proceeding. The indenture will provide that the Issuer, the trustee and each holder of a note by its acceptance thereof, irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to the indenture, the notes, or any transaction contemplated thereby.
Concerning the Trustee
Citibank, N.A. will be the trustee under the indenture and has been appointed by the Issuer as the paying agent and registrar with regard to the notes. The trustee will have, and will be subject to, all the duties and responsibilities specified with respect to an indenture trustee under the Trust Indenture Act. The Issuer does, and from time to time may continue to, conduct banking transactions, including lending transactions, or maintaining deposit accounts with affiliates of Citibank, N.A. in the ordinary course of business. If the trustee becomes a creditor of the Issuer, the indenture will limit the right of the trustee to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest, it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as trustee or resign.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS
The following is a discussion of certain U.S. federal income tax considerations generally applicable to the ownership and disposition of the notes by a U.S. Holder or a Non-U.S. Holder (as defined below) that purchases the notes pursuant to and at the price indicated on the cover of this prospectus supplement and holds the notes as “capital assets” (generally, property held for investment purposes) for U.S. federal income tax purposes. This discussion is based upon the U.S. Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury Regulations promulgated thereunder, judicial decisions and current administrative rulings and practice, all as in effect and available as of the date of this prospectus supplement and all of which are subject to differing interpretations or change, possibly with retroactive effect. No ruling from the IRS has been or is expected to be sought on any of the issues discussed herein, and there can be no assurance that the IRS or a court will concur with the conclusions reached below.
This discussion does not discuss all aspects of U.S. federal income taxation which may be important to particular investors in light of their individual circumstances, such as investors subject to special tax rules (e.g., banks and other financial institutions, insurance companies, real estate investment trusts, broker-dealers, partnerships and their partners, tax-exempt organizations (including private foundations), qualified retirement plans, “controlled foreign corporations,” “passive foreign investment companies,” holders subject to the alternative minimum tax and certain former citizens and former long-term residents of the United States), or to persons that will hold the notes as part of a broader transaction, all of whom may be subject to tax rules that differ significantly from those summarized below. Furthermore, this discussion does not address any other U.S. federal tax consequences (e.g., estate or gift tax or the Medicare tax on net investment income) or any state, local or non-U.S. tax laws. Prospective investors are urged to consult their own tax advisors regarding the U.S. federal, state, local and non-U.S. income and other tax consequences applicable to them in their particular circumstances.
For the purposes of this summary, a “U.S. Holder” is a beneficial owner of a note that, for U.S. federal income tax purposes, is any of the following: (i) a citizen or individual resident of the United States, (ii) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created in, or organized under the law of, the United States, any state thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income tax regardless of source, or (iv) a trust (A) the administration of which is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all of the substantial decisions of the trust or (B) that has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a domestic trust.
For purposes of this discussion, the term “Non-U.S. Holder” means a beneficial owner of a note that is not a partnership or other entity treated as a partnership for U.S. federal income tax purposes and is not a U.S. Holder.
If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds the notes, the U.S. federal income tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. Partnerships investing in notes and partners in such partnerships are urged to consult their own tax advisors as to the particular U.S. federal income tax consequences applicable to them.
Classification and Treatment of the Notes
The determination of whether a security is classified as indebtedness or equity for U.S. federal income tax purposes requires a judgment based on all relevant facts and circumstances. There is no statutory, judicial or administrative authority that directly addresses the U.S. federal income tax treatment of securities similar to the notes. In connection with the issuance of the notes, Skadden, Arps, Slate, Meagher & Flom LLP, tax counsel to the Issuer, is of the opinion that under current law and assuming full compliance with the terms of the Indenture and other relevant documents, and based on certain other assumptions, representations, qualifications, and limitations, the notes, at the time of their issuance, should be classified as indebtedness of the Issuer for U.S. federal income tax purposes. This opinion is not binding on the IRS or any court and there can be no assurance that the IRS or a court will agree with this opinion. If the IRS were to successfully challenge the classification of the notes as indebtedness, interest payments on the notes would be treated for U.S. federal income tax purposes as dividends to the extent of our current or accumulated earnings and profits. In the case of Non-U.S. Holders, interest payments treated as dividends would generally be subject to withholding tax at a rate of 30% under the U.S. federal income tax rules unless the withholding tax rate is reduced or eliminated by an applicable treaty. Prospective investors are urged to consult their own tax advisors regarding the tax consequences that will be applicable to them if the notes are not treated as indebtedness for U.S. federal income tax purposes.
Each holder of the notes will, by accepting the notes or a beneficial interest therein, be deemed to have agreed that the holder intends that the notes constitute indebtedness and will treat the notes as indebtedness for all U.S. federal income purposes. In addition, we agree to treat the notes as indebtedness for U.S. federal income tax purposes. The remainder of this discussion assumes that the classification of the notes as indebtedness will be respected for U.S. federal income tax purposes.
Tax Consequences to U.S. Holders
Interest Income and Original Issue Discount
Generally, payments of stated interest on a debt instrument are taxable to a U.S. Holder as ordinary income at the time they are received or accrued, depending on the U.S. Holder’s method of accounting for U.S. federal income tax purposes. Certain terms or features of a debt instrument, however, can cause it to be issued with a so-called “original issue discount” (“OID”), which could affect the timing and the amount of the interest income recognition. Under applicable U.S. Treasury Regulations, a “remote” contingency that stated interest will not be timely paid will be ignored in determining whether a debt instrument is issued with OID. The Issuer believes that the likelihood of exercising its option to defer payments on the notes is remote within the meaning of the U.S. Treasury Regulations. Based on the foregoing, the Issuer believes that, although the matter is not free from doubt, the notes will not be considered to be issued with OID at the time of their original issuance. Accordingly, each U.S. Holder of notes will include in gross income such U.S. Holder’s allocable share of stated interest on the notes in accordance with such U.S. Holder’s method of tax accounting.
If the option to defer any payment of interest was determined not to be remote, or if the Issuer exercised such option, then under applicable U.S. Treasury Regulations the notes would be treated as issued with OID at the time of issuance or at the time of such exercise, as the case may be. Then, all stated interest on the notes would thereafter be treated as OID, which would accrue and be included in a U.S. Holder’s taxable income on an economic accrual basis without regard to the timing of the receipt of cash and regardless of such U.S. Holder’s method of tax accounting. Actual payments of stated interest would not be reported as taxable income. Consequently, a U.S. Holder would be required to include OID in gross income even if the Issuer does not make any actual cash payments during an Optional Deferral Period.
No rulings or other interpretations have been issued by the IRS which have addressed the meaning of the term remote as used in the applicable U.S. Treasury Regulations, and it is possible that the IRS could take a position contrary to the interpretation in this prospectus supplement.
Sale, Exchange, Redemption or Other Disposition of the Notes
A U.S. Holder generally will recognize gain or loss upon the sale, exchange, redemption or other taxable disposition of a note in an amount equal to the difference, if any, between the amount realized upon the sale, exchange, redemption or other taxable disposition and the U.S. Holder’s adjusted tax basis in the note. For these purposes, the amount realized does not include any amount attributable to accrued but unpaid interest, which will be taxed as described above under “—Interest Income and Original Issue Discount.” Assuming that the Issuer does not exercise its option to defer payments of interest on the notes and that the notes are not deemed to be issued with OID, a U.S. Holder’s adjusted tax basis in the notes will generally be its initial purchase price. If the notes are deemed to be issued or reissued with OID, a U.S. Holder’s adjusted tax basis in the notes will generally be its initial purchase price, increased by OID previously includible in such U.S. Holder’s gross income up to the date of disposition and decreased by payments of stated interest and any other payments received on the notes since and including the date that the notes were deemed to be issued with OID. Any gain or loss that a U.S. Holder recognizes on a disposition of a note will generally be capital gain or loss, except to the extent of any accrued interest relating to such U.S. Holder’s notes required to be included in income, and will be long-term capital gain or loss if the U.S.

Holder has held the note for more than one year. Long-term capital gain of U.S. Holders may be eligible for reduced rates of taxation. Such gain or loss will generally be treated as U.S. source income or loss for U.S. foreign tax credit purposes. The deductibility of capital losses is subject to limitations under the Code.
Should the Issuer exercise its option to defer payments of interest on the notes, the notes may trade at a price that does not fully reflect the accrued but unpaid interest relating to the notes. In the event of such a deferral, a U.S. Holder who disposes of its notes between the record date of the last accrual and the record date for the next accrual will be required to include in income as ordinary income accrued but unpaid interest on the notes up to the date of disposition and to add such amount to its adjusted tax basis of the notes. To the extent the selling price is less than the U.S. Holder’s adjusted tax basis, such U.S. Holder will recognize a capital loss.
Tax Consequences to Non-U.S. Holders
Payments of Interest
A Non-U.S. Holder will generally not be subject to U.S. federal income or withholding tax on payments of interest on the notes provided that (1) such interest is not effectively connected with the conduct of a trade or business within the United States by the Non-U.S. Holder and (2) the Non-U.S. Holder (a) does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Issuer entitled to vote, (b) is not a controlled foreign corporation related to the Issuer (within the meaning of the Code), and (c) certifies, under penalties of perjury, to the applicable withholding agent on IRS Forms W-8BEN or W-8BEN-E (or appropriate substitute form) that it is not a U.S. person and that no withholding is required pursuant to the Foreign Account Tax Compliance Act (“FATCA”) (discussed below), and provides its name, address and certain other required information or certain other certification requirements are satisfied.
If interest on the notes is not effectively connected with the conduct of a trade or business in the United States by a Non-U.S. Holder but such Non-U.S. Holder cannot satisfy the other requirements outlined in the preceding paragraph, interest on the notes will generally be subject to U.S. federal withholding tax (currently imposed at a 30% rate), unless the withholding tax rate is reduced or eliminated by an applicable treaty, and such Non-U.S. Holder is a qualified resident of the treaty country and complies with certain certification requirements.
If interest on the notes is effectively connected with the conduct of a trade or business within the United States by a Non-U.S. Holder and, if required under an applicable treaty, such interest is attributable to a permanent establishment or fixed base within the United States, then the Non-U.S. Holder will generally be subject to U.S. federal income tax on the receipt or accrual of such interest on a net income basis in the same manner as if such holder were a U.S. person and, in the case of a Non-U.S. Holder that is a foreign corporation, may also be subject to an additional branch profits tax (currently imposed at a rate of 30%, or a lower applicable treaty rate) on its effectively connected earnings and profits for the taxable year, subject to adjustments. Any such interest will not also be subject to U.S. federal withholding tax, however, if the Non-U.S. Holder timely provides the withholding agent a properly executed IRS Form W-8ECI in order to claim an exemption from U.S. federal withholding tax.
Sale, Exchange, Redemption or Other Disposition of the Notes
A Non-U.S. Holder will generally not be subject to U.S. federal income tax (or any withholding thereof) with respect to gain, if any, recognized upon the sale, exchange, redemption or other disposition of the notes (other than any amount representing accrued and unpaid interest on the note, which is subject to the rules discussed above under “—Payments of Interest” unless (1) the gain is effectively connected with the conduct of a trade or business within the United States by the Non-U.S. Holder and, if required under an applicable treaty, is attributable to a permanent establishment or fixed base of the Non-U.S. Holder within the United States, or (2) in the case of a Non-U.S. Holder that is an individual, such holder is present in the United States for 183 or more days in the taxable year in which the sale, exchange, redemption or other disposition of the notes occurs and certain other conditions are satisfied.
Gain that is effectively connected with the conduct of a trade or business in the United States will generally be subject to U.S. federal income tax on a net income basis (but not U.S. withholding tax), in the same manner as if the Non-U.S. Holder were a U.S. person, and, in the case of a Non-U.S. Holder that is a foreign corporation, may also be subject to an additional branch profits tax (currently imposed at a rate of 30%, or a lower applicable treaty rate)

on its effectively connected earnings and profits, subject to adjustments. An individual Non-U.S. Holder who is subject to U.S. federal income tax because the Non-U.S. Holder was present in the United States for 183 days or more during the year of sale, exchange, redemption or other disposition of the notes will be subject to a flat 30% tax on the gain derived from such sale, exchange, redemption or other disposition, which may be offset by certain U.S.-source capital losses.
Foreign Account Tax Compliance Act
Pursuant to Sections 1471 through 1474 of the Code, commonly referred to as “FATCA,” withholding at a rate of 30% will generally be required in certain circumstances on interest payable on notes held by or through certain financial institutions (including investment funds), unless such institution (i) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons or by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (ii) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country, or other guidance, may modify these requirements. Accordingly, the entity through which the notes are held will affect the determination of whether such withholding is required. Similarly, interest payable on the notes held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exemptions will generally be subject to withholding at a rate of 30%, unless such entity either (i) certifies that it does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which will, in turn, be provided to the U.S. Department of the Treasury. Prospective investors are urged to consult their own tax advisors regarding the possible implications of these rules on an investment in the notes.

UNDERWRITING
General
Wells Fargo Securities, LLC, BofA Securities, Inc., J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC and RBC Capital Markets, LLC are acting as representatives of the underwriters and joint book-running managers in connection with the offering. Subject to the terms and conditions stated in the underwriting agreement, dated the date of this prospectus supplement (the “underwriting agreement”), among the Issuer and Wells Fargo Securities, LLC, BofA Securities, Inc., J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC and RBC Capital Markets, LLC, as representatives of the several underwriters named below, each underwriter named below has, severally and not jointly, agreed to purchase, and the Issuer has agreed to sell to such underwriter, the principal amount of notes set forth opposite such underwriter’s name at the public offering price less the underwriting discount set forth on the cover page of this prospectus supplement.

Underwriter	Principal Amount of the Notes
Wells Fargo Securities, LLC	$56,250,000
BofA Securities, Inc.	56,250,000
J.P. Morgan Securities LLC	56,250,000
Morgan Stanley & Co. LLC	56,250,000
RBC Capital Markets, LLC	56,250,000
Citigroup Global Markets Inc.	17,812,500
Citizens JMP Securities, LLC	17,812,500
KeyBanc Capital Markets Inc.	17,812,500
U.S. Bancorp Investments, Inc.	17,812,500
Barclays Capital Inc.	7,500,000
Deutsche Bank Securities Inc.	7,500,000
Goldman Sachs & Co. LLC	7,500,000
Total	$375,000,000
The underwriting agreement provides that the obligations of the underwriters to purchase the notes are subject to approval of legal matters by counsel and to other conditions.
The underwriters have agreed to take and pay for all of the notes being offered if any of them are taken. The underwriters propose to offer the notes directly to the public at the public offering price set forth on the cover page of this prospectus supplement and may offer the notes to certain dealers at a price that represents a concession not in excess of $0.50 per note with respect to retail sales and $0.30 per note with respect to institutional sales. Any underwriter may allow, and any such dealer may reallow, a concession not in excess of $0.45 per note on sales to certain other dealers. After the initial offering of the notes, the underwriters may from time to time change the offering price and other selling terms thereof. The offering of the notes by the underwriters is subject to the underwriters’ right to reject any order in whole or in part.
The amount of the total underwriting discount (expressed as a percentage of the principal amount of the notes, rounded to three decimal places) to be paid by the Issuer to the underwriters in respect of this offering is 2.648%, as presented in the following table.

	Per Note(1)	Total
Public offering price	100.000%	$375,000,000
Underwriting discount	2.648%	$9,928,253.75
Proceeds to the Issuer before expenses	97.352%	$365,071,746.25
__________________
(1)Rounded to three decimal places.

The amount of the underwriting discount (expressed as a percentage of the principal amount of the notes) to be paid by the Issuer to the underwriters in respect of this offering is 3.15% with respect to $211,152,500 of retail sales and 2.00% with respect to $163,847,500 of institutional sales.
The Issuer’s out-of-pocket expenses of the offering, not including the underwriting discount, are estimated to be $1.6 million.
In connection with the offering, the underwriters may purchase and sell the notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of notes than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.
The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the underwriters or their respective affiliates have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.
These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the notes. As a result, the price of the notes may be higher than the price for the notes that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.
None of the Issuer or any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, none of the Issuer or any of the underwriters makes any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.
The notes are a new issue of securities with no established trading market. The Issuer intends to apply to list the notes on the NYSE under the symbol “FGSN,” and if the application is approved, the Issuer expects trading in the notes on the NYSE to begin within 30 days of the original issue date. The Issuer has been advised by certain of the underwriters that they presently intend to make a market in the notes after completion of the offering. However, they are under no obligation to do so. The underwriters may discontinue any market-making activities at any time without any notice. The Issuer cannot assure the liquidity of the trading market for the notes. If an active trading market for the notes does not develop or is reduced or discontinued, the market price and the liquidity of the notes may be adversely affected.
The Issuer expects that delivery of the notes will be made to investors on or about January 13, 2025, which will be the fifth business day following the date of this prospectus supplement (such settlement being referred to as “T+5”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes prior to the business day before delivery of the notes hereunder will be required, by virtue of the fact that the notes initially settle in T+5, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes prior to the business day before their date of delivery hereunder should consult their advisors.
The Issuer cannot assure the liquidity of the trading market for the notes. If an active trading market for the notes does not develop or is reduced or discontinued, the market price and the liquidity of the notes may be adversely affected. Holders of the notes should proceed on the assumption that they may have to bear the economic risk of an investment in the notes until maturity. If the notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, the Issuer’s operating performance and financial condition, general economic conditions and other factors. The underwriters have represented and agreed that they have not and will not offer, sell or deliver the notes, directly or indirectly, or distribute this prospectus supplement or any other offering material relating to the notes, in any jurisdiction except under circumstances that will result, to the best of their knowledge, in compliance with applicable laws and regulations and that will not impose any obligations on the Issuer except as set forth in the underwriting agreement.

The Issuer has agreed in the underwriting agreement, that, for a period beginning from the date of this prospectus supplement and continuing until the date that is 30 days from the date of this prospectus supplement, it will not, without the prior written consent of the representatives of the underwriters, offer, sell, contract to sell or otherwise dispose of any debt securities that are substantially similar to the notes.
The Issuer has agreed in the underwriting agreement to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the underwriters may be required to make because of any of those liabilities.
Certain Relationships
The underwriters and their respective affiliates are full-service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and their respective affiliates may from time to time have provided, and may provide in the future, certain investment banking, commercial banking and other financial services to the Issuer and its subsidiaries in the ordinary course of their business for which they may have received and may in the future receive customary fees and commissions. In particular, the underwriters and/or their affiliates are lenders and/or agents under the Credit Agreement. Citibank, N.A., the trustee for the notes under the indenture, is an affiliate of Citigroup Global Markets Inc.
In addition, in the ordinary course of their business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of the Issuer or its affiliates. If any of the underwriters or their respective affiliates have a lending relationship with the Issuer, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their respective affiliates may hedge, their credit exposure to the Issuer consistent with their customary risk management policies. Typically, these underwriters and their respective affiliates would hedge such exposure by entering into transactions that consist of either the purchase of credit default swaps or the creation of short positions in the Issuer’s securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.
Selling Restrictions
The notes are offered for sale in those jurisdictions in the United States and elsewhere where it is lawful to make such offers. The notes will not be offered, sold or delivered directly or indirectly, nor will this prospectus supplement or any other offering materials relating to the notes be distributed, in or from any jurisdiction except under circumstances that will result in compliance with the applicable laws and regulations thereof and that will not impose any obligations on the Issuer except as set forth in the underwriting agreement.
Notice to Prospective Investors in the European Economic Area
This prospectus supplement is not a prospectus for the purposes of Regulation (EU) 2017/1129 (the “Prospectus Regulation”). This prospectus supplement has been prepared on the basis that any offer of notes in any Member State of the European Economic Area (the “EEA”) will only be made to a legal entity which is a qualified investor under the Prospectus Regulation (“EEA Qualified Investors”). Accordingly, any person making or intending to make an offer in that Member State of notes which are the subject of the offering contemplated in this prospectus supplement may only do so with respect to EEA Qualified Investors. Neither the Issuer nor the underwriters have authorized, nor do they authorize, the making of any offer of notes other than to EEA Qualified Investors.
PROHIBITION OF SALES TO EEA RETAIL INVESTORS–The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the

EEA. For these purposes: (a) a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97, as amended (the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in the Prospectus Regulation; and (b) the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes. Consequently, no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.
Notice to Prospective Investors in the UK
This prospectus supplement is not a prospectus for the purposes of Regulation (EU) 2017/1129 as it forms part of domestic law in the UK by virtue of the European Union (Withdrawal) Act 2018, as amended by the European Union (Withdrawal Agreement) Act 2020 (the “EUWA”) (the “UK Prospectus Regulation”). This prospectus supplement has been prepared on the basis that any offer of notes in the UK will only be made to a legal entity which is a qualified investor under the UK Prospectus Regulation (“UK Qualified Investors”). Accordingly, any person making or intending to make an offer in the UK of notes which are the subject of the offering contemplated in this prospectus supplement may only do so with respect to UK Qualified Investors. Neither the Issuer nor the underwriters have authorized, nor do they authorize, the making of any offer of notes other than to UK Qualified Investors.
PROHIBITION OF SALES TO UK RETAIL INVESTORS–The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the UK. For these purposes: (a) a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law in the UK by virtue of the EUWA; or (ii) a customer within the meaning of the provisions of the UK’s Financial Services and Markets Act 2000, as amended (the “FSMA”) and any rules or regulations made under the FSMA to implement the Insurance Distribution Directive, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law in the UK by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of the UK Prospectus Regulation; and (b) the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes. Consequently, no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law in the UK by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.
Other Regulatory Restrictions in the UK
The communication of this prospectus supplement and any other document or materials relating to the issue of the notes offered hereby is not being made, and such documents and/or materials have not been approved, by an authorized person for the purposes of section 21 of the FSMA. Accordingly, such documents and/or materials are not being distributed to, and must not be passed on to, the general public in the UK. The communication of such documents and/or materials as a financial promotion is only being made to and is only directed at those persons in the UK who have professional experience in matters relating to investments and who fall within the definition of investment professionals (as defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Financial Promotion Order”)), or who fall within Article 49(2)(a) to (d) of the Financial Promotion Order, or who are any other persons to whom it may otherwise lawfully be made under the Financial Promotion Order (all such persons together being referred to as “relevant persons”). In the UK, the notes offered hereby are only available to, and any investment or investment activity to which this prospectus supplement relates will be engaged in only with, relevant persons. Any person in the UK that is not a relevant person should not act or rely on this prospectus supplement or any of its contents.

Any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) in connection with the issue or sale of the notes may only be communicated or caused to be communicated in circumstances in which Section 21(1) of the FSMA does not apply to the Issuer.
All applicable provisions of the FSMA must be complied with in respect to anything done by any person in relation to the notes in, from or otherwise involving the UK.
Notice to Prospective Investors in Canada
The notes may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation; provided, that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.
Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with the offering.
Notice to Prospective Investors in Hong Kong
The notes have not been offered or sold and will not be offered or sold in Hong Kong by means of any document other than: (i) in circumstances that do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) (“Companies (Winding Up and Miscellaneous Provisions) Ordinance”); (ii) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (“Securities and Futures Ordinance”) and any rules made thereunder; or (iii) in other circumstances that do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance, and no advertisement, invitation or document relating to the notes has been or may be issued or has been or may be in the possession of any person for the purpose of issue (in each case, whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes that are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” in Hong Kong as defined in the Securities and Futures Ordinance and any rules made thereunder.
The contents of this prospectus supplement have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of this prospectus supplement, you should obtain independent professional advice.
Notice to Prospective Investors in Singapore
This prospectus supplement has not been and will not be lodged or registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or the invitation for subscription or purchase, of the notes may not be issued, circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than: (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”)) pursuant to Section 274 of the SFA; (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA; or (iii) otherwise pursuant to, and in accordance with, the conditions of any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.
Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person that is: (a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)), the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor (as defined in Section 4A of the SFA)) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor, then securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or trust has acquired the notes pursuant to an offer made under Section 275 of the SFA, except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), or to any person pursuant to an offer that is made on terms that such securities of that corporation or such rights and interest in that trust are acquired at a consideration of not less than $200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further, for corporations, in accordance with the conditions specified in Section 275 of the SFA; (y) where no consideration is given for the transfer; or (z) where the transfer is by operation of law.
Singapore Securities and Futures Act Product Classification: Solely for the purposes of its obligations pursuant to Sections 309B(1)(a) and 309B(1)(c) of the SFA, the Issuer has determined, and hereby notifies all relevant persons (as defined in Section 309A of the SFA), that the notes are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and “Excluded Investment Products” (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendation on Investment Products).
Notice to Prospective Investors in Japan
The notes have not been and will not be registered pursuant to Article 4, Paragraph 1 of the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended) (the “FIEA”). Accordingly, none of the notes or any interest therein may be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any “resident” of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for reoffering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of and otherwise in compliance with the FIEA and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.
Notice to Prospective Investors in Switzerland
This prospectus supplement is not intended to constitute an offer or solicitation to purchase or invest in the notes. The notes may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (the “FinSA”) and will not be admitted to any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this prospectus supplement nor any other offering or marketing material relating to the notes constitutes a prospectus as such term is understood pursuant to the FinSA, and neither this prospectus supplement nor any other offering or marketing material relating to the notes may be publicly distributed or otherwise made publicly available in Switzerland.
Notice to Prospective Investors in Australia
No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission in relation to the offering. This prospectus supplement does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”) and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the notes may only be made to persons (such persons, the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the notes without disclosure to investors under Chapter 6D of the Corporations Act.
The notes applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document that complies with Chapter 6D of the Corporations Act.
This prospectus supplement contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus supplement is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.
Notice to Prospective Investors in the Dubai International Financial Centre
This prospectus supplement relates to an “Exempt Offer” in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (the “DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for this prospectus supplement. The notes to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the notes offered should conduct their own due diligence on the notes. If you do not understand the contents of this prospectus supplement, you should consult an authorized financial advisor.

LEGAL MATTERS
The validity of the notes will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, as United States counsel. Certain legal matters will be passed upon for the underwriters by Pillsbury Winthrop Shaw Pittman LLP.
EXPERTS
The consolidated financial statements of F&G Annuities & Life, Inc. and subsidiaries appearing in F&G Annuities & Life, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2023 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

Prospectus
F&G Annuities & Life, Inc.
Common Stock
Preferred Stock
Depositary Shares
Debt Securities
Warrants
Subscription Rights
Purchase Contracts
Purchase Units
and
Guarantees

We may offer, issue and sell, together or separately, from time to time:
•shares of our common stock;
•shares of our preferred stock, which may be issued in one or more series;
•depositary shares;
•debt securities, which may be issued in one or more series and which may be senior debt securities or subordinated debt securities;
•guarantees of the debt securities;
•warrants to purchase shares of our common stock or shares of our preferred stock;
•subscription rights to purchase shares of our common stock, shares of our preferred stock or our debt securities;
•purchase contracts to purchase shares of our common stock, shares of our preferred stock or our debt securities; and
•purchase units, each representing ownership of a purchase contract and debt securities, preferred securities or debt obligations of third parties, including U.S. treasury securities, or any combination of the foregoing, securing the holder’s obligation to purchase our common stock or other securities under the purchase contracts.
In addition, selling stockholders may offer and sell, from time to time, these securities on terms described in a prospectus supplement.
This prospectus describes some of the general terms that may apply to these securities. The specific terms of any securities to be offered will be described in a prospectus supplement. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you make your investment decision.
We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis.

Investing in the offered securities involves a number of risks. See “Risk Factors” beginning on page 2 of this prospectus and “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2023, our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2024, our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2024 and in other documents that we subsequently file with the Securities and Exchange Commission (the “SEC”) that are incorporated by reference into this prospectus.
Our common stock is listed on the New York Stock Exchange under the trading symbol “FG.” Unless stated otherwise in a prospectus supplement, none of these securities will be listed on any securities exchange.
Neither the SEC nor any state securities commission or regulatory authority has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 1, 2024.

i

ABOUT THIS PROSPECTUS
This prospectus is part of an “automatic shelf” registration statement that we filed with the SEC as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”). By using a shelf registration statement, we may offer and sell, from time to time, the securities described in this prospectus in one or more offerings.
This prospectus provides you with a general description of the securities that we may offer. Each time we sell securities, we will provide a prospectus supplement that contains specific information about the terms of that offering and the offered securities. The prospectus supplement may also add, update, change or supersede information contained in this prospectus. If information varies between this prospectus and any accompanying prospectus supplement, you should rely on the information in the accompanying prospectus supplement.
You should carefully read this prospectus, any prospectus supplement, any free writing prospectus prepared by or on behalf of us and the additional information described under the headings “Where You Can Find More Information” and “Incorporation by Reference.”
Unless otherwise stated or the context otherwise requires, references in this prospectus to the “Company,” “we,” “us” or “our” are to F&G Annuities & Life, Inc. and its subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings, including the registration statement and the exhibits and schedules thereto are available to the public on the SEC’s website at http://www.sec.gov. You can also access our SEC filings through our website at https://www.fglife.com. Except as expressly set forth below, we are not incorporating by reference the contents of the SEC website or our website into this prospectus.
The SEC allows us to incorporate by reference the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information that we incorporate by reference is considered to be part of this prospectus.
Information that we file later with the SEC will automatically update and supersede information in this prospectus or in any documents previously incorporated by reference. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus, or in any documents previously incorporated by reference, have been modified or superseded. See “Incorporation by reference.”
Nothing in this prospectus shall be deemed to incorporate information furnished but not filed with the SEC pursuant to Item 2.02 or Item 7.01 of Form 8-K.
In addition, we will make the information filed with, or furnished to, the SEC available free of charge through our website as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. The information contained on our website is not a part of this prospectus.

INCORPORATION BY REFERENCE
The SEC’s rules allow us to “incorporate by reference” into this prospectus the information we file with it. This means that we can disclose important information to you by referring you to those documents. Any information that we incorporate by reference is considered to be part of this prospectus. We incorporate by reference into this prospectus the following documents:
•our Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on February 29, 2024, as amended and supplemented by our Form 10-K/A filed with the SEC on April 26, 2024;
•our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2024, filed with the SEC on May 10, 2024;
•our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2024, filed with the SEC on August 7, 2024;
•our Current Reports on Form 8-K filed with the SEC on, January 16, 2024, February 16, 2024, May 13, 2024, May 21, 2024, June 4, 2024 and July 17, 2024;
•the description of our common stock contained in our information statement filed as Exhibit 99.1 to Amendment No. 3 to our Registration Statement on Form 10 filed with the SEC on November 10, 2022, under the heading “Description of Capital Stock,” including any amendment or report filed for purposes of updating such description, including the description of our common stock contained in Exhibit 4.11 to our Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on February 29, 2024; and
•all documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) after the date hereof and before the date the offering of securities by means of this prospectus is terminated or completed.
We are not incorporating by reference any information furnished under Items 2.02 or 7.01 (or corresponding information furnished under Item 9.01 or included as an exhibit) in any past or future Current Reports on Form 8-K that we may file with the SEC, unless otherwise specified in such Current Report.
Any statement made in a document incorporated by reference into this prospectus will be deemed to be modified or superseded to the extent that a statement contained in this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.
You can obtain any of the filings incorporated by reference into this prospectus through us or from the SEC through the SEC’s website at http://www.sec.gov. We will provide, without charge, to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request of such person, a copy of any or all of the reports and documents referred to above which have been or may be incorporated by reference into this prospectus. You should direct requests for those documents to Investor Relations, F&G Annuities & Life, Inc., 801 Grand Avenue, Suite 2600, Des Moines, Iowa 50309, Telephone: (515) 330-3307, Email: investor.relations@fglife.com.
Our reports and documents incorporated by reference herein may also be found in the “Investors” section of our website at https://www.fglife.com. The information on our website is not part of this prospectus.

FORWARD-LOOKING STATEMENTS
This prospectus, including the documents incorporated by reference herein, contains information that includes or is based on “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are intended to enhance the reader’s ability to assess our future financial and business performance.
Some of the forward-looking statements can be identified by the use of terms such as “believes,” “expects,” “may,” “will,” “should,” “could,” “seeks,” “intends,” “plans,” “estimates,” “anticipates” or other comparable terms. However, not all forward-looking statements contain these identifying words. These forward-looking statements include all matters that are not related to present facts or current conditions or that are not historical facts. They appear in a number of places throughout this prospectus and include statements regarding our intentions, beliefs or current expectations concerning, among other things, our consolidated results of operations, financial condition, liquidity, prospects and growth strategies and the industries in which we operate and including, without limitation, statements relating to our future performance.
Forward-looking statements are subject to known and unknown risks and uncertainties, many of which are beyond our control. We caution you that forward-looking statements are not guarantees of future performance and that our actual consolidated results of operations, financial condition and liquidity, and industry developments may differ materially from those made in or suggested by the forward-looking statements contained or incorporated by reference in this prospectus. In addition, even if our consolidated results of operations, financial condition and liquidity, and industry developments are consistent with the forward-looking statements contained or incorporated by reference in this prospectus, those results or developments may not be indicative of results or developments in subsequent periods. These forward-looking statements speak only as of the date of this prospectus. We disclaim any obligation to update or revise any forward-looking statement, whether as a result of new information, future developments, changes in assumptions or otherwise. A number of important factors could cause actual results to differ materially from those contained in or implied by the forward-looking statements, including the risks and uncertainties discussed in the “Risk Factors” and “Statement Regarding Forward-Looking Information” sections in our Annual Report on Form 10-K for the year ended December 31, 2023 and in any other documents that are incorporated by reference into this prospectus. See “Where You Can Find More Information” and “Incorporation by Reference” for information about how to obtain copies of those documents.
v

OUR COMPANY
Founded in 1959, we are a leading provider of insurance solutions serving retail annuity and life customers as well as institutional clients. Our mission is to help people turn their aspirations into reality.
Through our insurance subsidiaries, including Fidelity & Guaranty Life Insurance Company and Fidelity & Guaranty Life Insurance Company of New York, we market a broad portfolio of annuities, including fixed indexed annuities and multi-year guarantee annuities, pension risk transfer solutions, as well as indexed universal life insurance and institutional funding agreements.
Our principal executive office is located at 801 Grand Avenue, Suite 2600, Des Moines, Iowa 50309, and our telephone number is (515) 330-3340.

RISK FACTORS
You should carefully consider the risks and uncertainties incorporated by reference herein, including the risks and uncertainties described under the heading “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2023 and in Part II, Item 1A of our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2024 and our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2024, together with the other information included or incorporated by reference in this prospectus, before deciding to invest in our securities. The risks and uncertainties incorporated by reference herein are not the only ones facing us. There may be additional risks and uncertainties which we are currently unaware of or currently believe to be immaterial. The occurrence of any of these risks could materially and adversely affect our business, financial condition, liquidity, results of operations and prospects.

USE OF PROCEEDS
Except as otherwise set forth in any accompanying prospectus supplement, we expect to use the net proceeds from the sale of securities for general corporate purposes. Unless set forth in an accompanying prospectus supplement, we will not receive any proceeds in the event that any securities are sold by a selling securityholder.

DESCRIPTION OF CAPITAL STOCK
The following is a description of the material terms of our amended and restated certificate of incorporation, as supplemented by the certificate of designations thereto (the “Charter”), and our amended and restated bylaws (the “Bylaws”). The following description is intended as a summary only and is qualified in its entirety by reference to our Charter and Bylaws, which are filed with the SEC and are exhibits to the registration statement of which this prospectus is a part, and to the Delaware General Corporation Law (the “DGCL”).
General
Our authorized capital stock consists of:
•500,000,000 shares of common stock, par value $0.001 per share; and
•25,000,000 shares of preferred stock, par value $0.001 per share.
As of July 31, 2024, there were:
•126,098,548 shares of common stock issued and outstanding; and
•5,000,000 shares of preferred stock issued and outstanding.
Common Stock
We have one class of common stock. All holders of our common stock are entitled to the same rights and privileges, as described below:
Voting Rights
The holders of our common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Holders of our common stock will vote on all matters (including the election of directors) submitted to a vote of stockholders, unless otherwise required by law.
Dividend Rights
Subject to preferences that may be applicable to any outstanding preferred stock, the holders of shares of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by our board of directors out of funds legally available therefor.
Rights upon Liquidation
In the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs, the holders of common stock are entitled to share ratably in proportion to the number of shares held by each such holder, in all assets remaining after payment of our debts and other liabilities, subject to prior distribution rights of preferred stock, then outstanding, if any.
Other Rights
The holders of our common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. The rights, preferences and privileges of holders of our common stock will be subject to those of the holders of any shares of our preferred stock that we may issue in the future.
Preferred Stock
Our board of directors has the authority to issue shares of preferred stock in one or more series and to fix the rights, preferences and limitations thereof, including dividend rights, conversion rights, voting rights, terms of redemption, specification of par value, liquidation preferences and the number of shares constituting any series or the designation of such series, without further vote or action by the stockholders.

The issuance of preferred stock may have the effect of delaying, deferring or preventing a change of control of us without further action by the stockholders and may adversely affect the voting and other rights of the holders of our common stock. As of the date of this prospectus, we have 5,000,000 shares of 6.875% Series A Mandatory Convertible Preferred Stock, liquidation preference of $50.00 per share (the “Mandatory Convertible Preferred Stock”), outstanding.
Mandatory Convertible Preferred Stock
Subject to certain exceptions, so long as any share of Mandatory Convertible Preferred Stock remains outstanding, no dividend or distribution will be declared or paid on shares of our common stock, or any other class or series of stock ranking junior to the Mandatory Convertible Preferred Stock, and no common stock or any other class or series of stock ranking junior to or on parity with the Mandatory Convertible Preferred Stock will be purchased, redeemed, or otherwise acquired for consideration by us or any of our subsidiaries unless, in each case, all accumulated and unpaid dividends for all preceding dividend periods have been declared and paid in cash, shares of common stock or a combination thereof, or a sufficient sum of cash or number of shares of common stock has been set aside for the payment of such dividends, on all outstanding shares of Mandatory Convertible Preferred Stock. In addition, when dividends on shares of the Mandatory Convertible Preferred Stock (i) have not been declared and paid in full on any dividend payment date (or, in the case of any parity stock having dividend payment dates different from such dividend payment dates, on a dividend payment date falling within a regular dividend period related to such dividend payment date), or (ii) have been declared but a sum of cash or number of shares of common stock sufficient for payment thereof has not been set aside for the benefit of the holders thereof on the applicable regular record date, no dividends may be declared or paid on any parity stock unless dividends are declared on the shares of Mandatory Convertible Preferred Stock such that the respective amounts of such dividends declared on the shares of Mandatory Convertible Preferred Stock and such shares of parity stock shall be allocated pro rata among the holders of the shares of Mandatory Convertible Preferred Stock and the holders of any shares of parity stock then outstanding.
Unless converted earlier in accordance with the terms of the certificate of designations, each share of the Mandatory Convertible Preferred Stock will automatically convert on the mandatory conversion date, which is expected to be January 15, 2027, into between 0.9456 shares and 1.1111 shares of common stock, in each case, subject to customary anti-dilution adjustments described in the certificate of designations. The number of shares of common stock issuable upon conversion will be determined based on the average volume weighted average price per share of common stock over the 20 consecutive trading day period beginning on, and including, the 21st scheduled trading day immediately prior to January 15, 2027.
Dividends on the Mandatory Convertible Preferred Stock will be payable on a cumulative basis when, as and if declared by our board of directors, or an authorized committee thereof, at an annual rate of 6.875% on the liquidation preference of $50.00 per share of Mandatory Convertible Preferred Stock, and may be paid in cash or, subject to certain limitations, in shares of common stock or, subject to certain limitations, any combination of cash and shares of common stock. If declared, dividends on the Mandatory Convertible Preferred Stock will be payable quarterly on January 15, April 15, July 15 and October 15 of each year to, and including, January 15, 2027, commencing on April 15, 2024. With respect to any decision to declare or pay dividends, the board of directors or an authorized committee thereof, as the case may be, shall be required to act in accordance with the recommendation of a committee (whether or not formally constituted) consisting of all of the independent and disinterested directors at any time sitting on the board of directors.
Holders of the Mandatory Convertible Preferred Stock will have the option to convert all or any portion of their shares of Mandatory Convertible Preferred Stock at any time prior to the mandatory conversion date. Early conversions that are not made in connection with a Fundamental Change (as defined in the certificate of designations) will be settled at the minimum conversion rate of 0.9456 shares of common stock per share of the Mandatory Convertible Preferred Stock (subject to anti-dilution adjustments). In addition, the conversion rate applicable to any such early conversion may in certain circumstances be increased to compensate holders of the Mandatory Convertible Preferred Stock for certain unpaid accumulated dividends.

If a Fundamental Change (as defined in the certificate of designations) occurs on or prior to January 15, 2027, then holders of the Mandatory Convertible Preferred Stock will be entitled to convert all or any portion of their Mandatory Convertible Preferred Stock at the Fundamental Change Conversion Rate (as defined in the certificate of designations) for a specified period of time and to also receive an amount to compensate them for certain unpaid accumulated dividends and any remaining future scheduled dividend payments.
The Mandatory Convertible Preferred Stock will not be subject to redemption at our option.
Upon our voluntary or involuntary liquidation, winding-up or dissolution, each holder of the Mandatory Convertible Preferred Stock will be entitled to receive a liquidation preference in the amount of $50.00 per share of Mandatory Convertible Preferred Stock, plus an amount equal to accumulated and unpaid dividends on such shares, whether or not declared, to, but excluding, the date fixed for liquidation, winding-up or dissolution, to be paid out of our assets legally available for distribution to its stockholders after satisfaction of debt and other liabilities owed to our creditors and holders of shares of its stock ranking senior to the Mandatory Convertible Preferred Stock and before any payment or distribution is made to holders of any stock ranking junior to the Mandatory Convertible Preferred Stock, including, without limitation, common stock.
Anti-Takeover Effects of Certain Provisions of Our Charter and Our Bylaws
Our Charter and Bylaws contain provisions that may delay, defer or discourage another party from acquiring control of us. We expect that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, such provisions also give our board of directors the power to discourage acquisitions that some stockholders may favor.
Classified Board of Directors and Related Provisions
Our Charter provides that our board of directors must be divided into three classes of directors (each class containing approximately one-third of the total number of directors) serving staggered three-year terms. As a result, approximately one-third of our board of directors is elected each year. This classified board provision prevents a third party who acquires control of a majority of our outstanding voting stock from obtaining control of our board of directors until the second annual stockholders meeting following the date the acquiror obtains the controlling interest. The number of directors constituting our board of directors is determined from time to time by our board of directors. Our Charter also provides that, subject to any rights of any preferred stock then outstanding and so long as the classified board structure remains intact, any director may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of a majority of our outstanding capital stock then entitled to vote for the election of directors, considered for this purpose as one class. In addition, our Charter provides that any vacancy on our board of directors, including a vacancy that results from an increase in the number of directors or a vacancy that results from the removal of a director with cause, may be filled only by a majority of the directors then in office or by an affirmative vote of the sole remaining director. This provision, in conjunction with the provisions of our Charter authorizing our board of directors to fill vacancies on our board of directors, will prevent stockholders from removing incumbent directors without cause and filling the resulting vacancies with their own nominees.
Stockholder Action by Written Consent
Our Charter provides that, from and after the time that Fidelity National Financial, Inc. and its affiliates collectively own less than 50% of the shares of our outstanding capital stock, any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of such stockholders and may not be effected by any written consent in lieu of a meeting by such stockholders.
Special Meetings
Our Charter provides that, except as otherwise required by law or provided by resolutions adopted by our board of directors designating the rights, powers and preferences of any preferred stock, special meetings of our stockholders can only be called by a majority of our entire board of directors or our chairman, chief executive officer or president, as applicable. Stockholders may not call a special meeting or require that our board of directors call a special meeting of stockholders.
Requirements for Advance Notice of Stockholder Meetings, Nominations and Proposals
Our Bylaws provide that, if one of our stockholders desires to submit a proposal or nominate persons for election as directors at an annual stockholders’ meeting, the stockholder’s written notice must be received by us not less than 120 days prior to the anniversary date of the date of the proxy statement for the immediately preceding annual meeting of stockholders. However, if the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by a stockholder must be received by us not later than the close of business on the 10th day following the day on which public disclosure of the date of the annual meeting was made. The notice must describe the proposal or nomination and set forth the name and address of, and stock held of record and beneficially by, the stockholder. Notices of stockholder proposals or nominations must set forth the reasons for the proposal or nomination and any material interest of the stockholder in the proposal or nomination and a representation that the stockholder intends to appear in person or by proxy at the annual meeting. Director nomination notices must set forth the name and address of the nominee, arrangements between the stockholder and the nominee and other information required under Regulation 14A of the Exchange Act. The presiding officer of the meeting may refuse to acknowledge a proposal or nomination not made in compliance with the procedures contained in our Bylaws. The advance notice requirements regulating stockholder nominations and proposals may have the effect of precluding a contest for the election of directors or the introduction of a stockholder proposal if the requisite procedures are not followed and may discourage or deter a third party from conducting a solicitation of proxies to elect its own slate of directors or to introduce a proposal.
Authorized but Unissued Shares
The authorized but unissued shares of our common stock and preferred stock are available for future issuance without any further vote or action by our stockholders. These additional shares may be utilized for a variety of corporate purposes, including, without limitation, future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of our common stock and preferred stock could render more difficult or discourage an attempt to obtain control over us by means of a proxy contest, tender offer, merger or otherwise.
Delaware Anti-Takeover Statute
Our Charter does not state that we have elected not to be governed by Section 203 of the DGCL, and therefore, we are subject to Section 203 of the DGCL. Section 203 of the DGCL prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the time the stockholder became an interested stockholder, subject to certain exceptions, including if, prior to such time, the board of directors approved the business combination or the transaction which resulted in the stockholder becoming an interested stockholder. “Business combinations” include mergers, asset sales and other transactions resulting in a financial benefit to the “interested stockholder.” Subject to various exceptions, an “interested stockholder” is a person who, together with his or her affiliates and associates, owns, or within three years did own, 15% or more of the corporation’s outstanding voting stock. These restrictions generally prohibit or delay the accomplishment of mergers or other takeover or change of control attempts that are not approved by a company’s board of directors.
Limitations on Director and Officer Liability
Under the DGCL, we may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that they are or were our director, officer, employee or agent, or are or were serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if they acted in good faith and in a manner they reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. In addition, Section 102(b)(7) of the DGCL provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director or officer to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer; provided that such provision shall not eliminate or limit the liability of a director or officer (i) for any breach of the director’s or officer’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (relating to liability for unauthorized acquisitions or redemptions of, or dividends on, capital stock), or (iv) for any transaction from which the director or officer derived an improper personal benefit. Our Charter contains the provisions permitted by Section 102(b)(7) of the DGCL.
Amendment to Charter and Bylaws
Our Charter and Bylaws provide that, in addition to any affirmative vote of the holders of any series of preferred stock required by law, by the certificate of incorporation or by resolution or resolutions adopted by our board of directors designating the rights, powers and preferences of such preferred stock, (i) the provisions of our Charter may be adopted, amended or repealed as provided by applicable law, and (ii) the provisions of our Bylaws may be adopted, amended or repealed if approved by a majority of our board of directors then in office or by holders of the common stock in accordance with applicable law and the Charter.
Transfer Agent and Registrar
The transfer agent and registrar for the common stock is Continental Stock Transfer & Trust Company. Its address is 17 Battery Place, 8th Floor, New York, New York 10004, and its telephone number is (212) 509-4000.

DESCRIPTION OF DEPOSITARY SHARES
We may offer depositary receipts representing fractional shares of our preferred stock, rather than full shares of preferred stock. The shares of preferred stock represented by depositary shares will be deposited under a depositary agreement between us and a bank or trust company that meets certain requirements and is selected by us (the “Bank Depositary”). Each owner of a depositary share will be entitled to all the rights and preferences of the preferred stock represented by the depositary share.
The description in an accompanying prospectus supplement of any depositary shares we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable depositary agreement, which will be filed with the SEC if we offer depositary shares. For more information on how you can obtain copies of any depositary agreement if we offer depositary shares, see “Where You Can Find More Information” and “Incorporation by Reference.” We urge you to read the applicable depositary agreement and any accompanying prospectus supplement in their entirety.
Dividends and Other Distributions
If we pay a cash distribution or dividend on a series of preferred stock represented by depositary shares, the Bank Depositary will distribute such dividends to the record holders of such depositary shares. If the distributions are in property other than cash, the Bank Depositary will distribute the property to the record holders of the depositary shares. However, if the Bank Depositary determines that it is not feasible to make the distribution of property, the Bank Depositary may, with our approval, sell such property and distribute the net proceeds from such sale to the record holders of the depositary shares.
Redemption of Depositary Shares
If we redeem a series of preferred stock represented by depositary shares, the Bank Depositary will redeem the depositary shares from the proceeds received by the Bank Depositary in connection with the redemption. The redemption price per depositary share will equal the applicable fraction of the redemption price per share of the preferred stock. If fewer than all the depositary shares are redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as the Bank Depositary may determine.
Voting the Preferred Stock
Upon receipt of notice of any meeting at which the holders of the preferred stock represented by depositary shares are entitled to vote, the Bank Depositary will mail the notice to the record holders of the depositary shares relating to such preferred stock. Each record holder of these depositary shares on the record date, which will be the same date as the record date for the preferred stock, may instruct the Bank Depositary as to how to vote the preferred stock represented by such holder’s depositary shares. The Bank Depositary will endeavor, insofar as practicable, to vote the amount of the preferred stock represented by such depositary shares in accordance with such instructions, and we will take all action that the Bank Depositary deems necessary in order to enable the Bank Depositary to do so. The Bank Depositary will abstain from voting shares of the preferred stock to the extent it does not receive specific instructions from the holders of depositary shares representing such preferred stock.
Amendment and Termination of the Depositary Agreement
The form of depositary receipt evidencing the depositary shares and any provision of the depositary agreement may be amended by agreement between the Bank Depositary and us. However, any amendment that materially and adversely alters the rights of the holders of depositary shares will not be effective unless such amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. The depositary agreement may be terminated by the Bank Depositary or us only if (1) all outstanding depositary shares have been redeemed, or (2) there has been a final distribution in respect of the preferred stock in connection with any liquidation, dissolution or winding up of our company, and such distribution has been distributed to the holders of depositary receipts.

Withdrawal of Preferred Stock
Except as may be provided otherwise in an accompanying prospectus supplement, upon surrender of depositary receipts at the principal office of the Bank Depositary, subject to the terms of the depositary agreement, the owner of the depositary shares may demand delivery of the number of whole shares of preferred stock and all money and other property, if any, represented by those depositary shares. Partial shares of preferred stock will not be issued. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole shares of preferred stock to be withdrawn, the Bank Depositary will deliver to such holder at the same time a new depositary receipt evidencing the excess number of depositary shares. Holders of withdrawn preferred stock may not thereafter deposit those shares under the depositary agreement or receive depositary receipts evidencing depositary shares therefor.

DESCRIPTION OF DEBT SECURITIES AND GUARANTEES
We may offer debt securities in one or more series, which may be senior debt securities or subordinated debt securities and which may be convertible into another security. The debt securities may be guaranteed by several of our subsidiaries, including the entities listed as co-registrants in this registration statement.
The following description briefly sets forth certain general terms and provisions of the debt securities. The particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which the following general terms and provisions may apply to the debt securities, will be described in an accompanying prospectus supplement. Unless otherwise specified in an accompanying prospectus supplement, our debt securities will be issued in one or more series under the indenture, dated as of January 13, 2023, among us, the guarantors from time to time party thereto and Citibank, N.A., as trustee (as has been and as may be further supplemented from time to time, for purposes of this section entitled “Description of Debt Securities and Guarantees,” the “indenture”), which is incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part. The terms of the debt securities will include those set forth in the indenture and those made a part of the indenture by the Trust Indenture Act of 1939 (the “TIA”). You should read the summary below, any accompanying prospectus supplement and the provisions of the indenture in their entirety before investing in our debt securities.
The aggregate principal amount of debt securities that may be issued under the indenture is unlimited. The prospectus supplement relating to any series of debt securities that we may offer will contain the specific terms of the debt securities and guarantees. These terms may include, among others, the following:
•the title and aggregate principal amount of the debt securities and any limit on the aggregate principal amount of such series;
•any applicable subordination provisions for any subordinated debt securities;
•the maturity date(s) or method for determining same;
•the interest rate(s) or the method for determining same;
•the dates on which interest will accrue or the method for determining dates on which interest will accrue and dates on which interest will be payable and whether interest will be payable in cash, additional securities or some combination thereof;
•whether the debt securities are convertible or exchangeable into other securities and any related terms and conditions;
•redemption or early repayment provisions;
•authorized denominations;
•if other than the principal amount, the principal amount of debt securities payable upon acceleration;
•place(s) where payment of principal and interest may be made, where debt securities may be presented and where notices or demands upon the company may be made;
•the form or forms of the debt securities of the series, including such legends as may be required by applicable law;
•whether the debt securities will be issued in whole or in part in the form of one or more global securities and the date as of which the securities are dated if other than the date of original issuance;
•whether the debt securities are secured and the terms of such security;
•the amount of discount or premium, if any, with which the debt securities will be issued;
•any covenants applicable to the particular debt securities being issued;

•any additions or changes in the defaults and events of default applicable to the particular debt securities being issued;
•the guarantors of each series, and the extent of the guarantees (including provisions relating to seniority, subordination and release of the guarantees);
•the currency, currencies or currency units in which the purchase price for, the principal of and any premium and any interest on, the debt securities will be payable;
•the time period within which, the manner in which and the terms and conditions upon which we or the holders of the debt securities can select the payment currency;
•our obligation or right to redeem, purchase or repay debt securities under a sinking fund, amortization or analogous provision;
•any restriction or conditions on the transferability of the debt securities;
•provisions granting special rights to holders of the debt securities upon occurrence of specified events;
•additions or changes relating to compensation or reimbursement of the trustee of the series of debt securities;
•provisions relating to the modification of the indenture both with and without the consent of holders of debt securities issued under the indenture and the execution of supplemental indentures for such series; and
•any other terms of the debt securities (which terms shall not be inconsistent with the provisions of the TIA, but may modify, amend, supplement or delete any of the terms of the indenture with respect to such series of debt securities).
General
We may sell the debt securities, including original issue discount securities, at par or at a substantial discount below their stated principal amount. Unless we inform you otherwise in a prospectus supplement, we may issue additional debt securities of a particular series without the consent of the holders of the debt securities of such series or any other series outstanding at the time of issuance. Any such additional debt securities, together with all other outstanding debt securities of that series, will constitute a single series of securities under the indenture.
We will describe in an accompanying prospectus supplement any other special considerations for any debt securities we sell that are denominated in a currency or currency unit other than U.S. dollars. In addition, debt securities may be issued where the amount of principal and/or interest payable is determined by reference to one or more currency exchange rates, commodity prices, equity indices or other factors. Holders of such securities may receive a principal amount or a payment of interest that is greater than or less than the amount of principal or interest otherwise payable on such dates, depending on the value of the applicable currencies, commodities, equity indices or other factors. Information as to the methods for determining the amount of principal or interest, if any, payable on any date, and the currencies, commodities, equity indices or other factors to which the amount payable on such date is linked will be described in an accompanying prospectus supplement.
United States federal income tax consequences and special considerations, if any, applicable to any such series will be described in an accompanying prospectus supplement.
We expect most debt securities to be issued in fully registered form without coupons and in denominations of $2,000 and any integral multiple of $1,000 in excess thereof, unless the applicable prospectus supplement provides otherwise. Subject to the limitations provided in the indenture and in an accompanying prospectus supplement, debt securities that are issued in registered form may be transferred or exchanged at the designated corporate trust office of the trustee, without the payment of any service charge, other than any tax or other governmental charge payable in connection therewith.

Global Securities
Unless we inform you otherwise in an accompanying prospectus supplement, the debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in an accompanying prospectus supplement. Unless and until a global security is exchanged in whole or in part for the individual debt securities, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor.
Governing Law
The indenture and the debt securities shall be construed in accordance with and governed by the laws of the State of New York.

DESCRIPTION OF WARRANTS
We may issue warrants for the purchase of shares of our common stock, shares of preferred stock or our debt securities. We may issue warrants independently or together with other securities, and they may be attached to or separate from the other securities. Each series of warrants will be issued under a separate warrant agreement that we will enter into with a bank or trust company, as warrant agent, as detailed in an accompanying prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation, or agency or trust relationship with you.
The prospectus supplement relating to a particular issue of warrants will describe the terms of those warrants, including, when applicable:
•the offering price;
•the currency or currencies, including composite currencies, in which the purchase price and/or exercise price of the warrants may be payable;
•the number of warrants offered;
•the exercise price and the amount of securities you will receive upon exercise;
•the procedure for exercise of the warrants and the circumstances, if any, that will cause the warrants to be automatically exercised;
•the rights, if any, we have to redeem the warrants;
•the date on which the right to exercise the warrants will commence and the date on which the warrants will expire;
•the name of the warrant agent; and
•any other material terms of the warrants.
After warrants expire, they will become void. The prospectus supplement may provide for the adjustment of the exercise price of the warrants.
Warrants may be exercised at the appropriate office of the warrant agent or any other office indicated in an accompanying prospectus supplement. Before the exercise of warrants, holders will not have any of the rights of holders of the securities purchasable upon exercise and will not be entitled to payments made to holders of those securities.
The description in an accompanying prospectus supplement of any warrants we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable warrant agreement, which will be filed with the SEC if we offer warrants. For more information on how you can obtain copies of any warrant agreement if we offer warrants, see “Where You Can Find More Information” and “Incorporation by Reference.” We urge you to read the applicable warrant agreement and any accompanying prospectus supplement in their entirety.

DESCRIPTION OF SUBSCRIPTION RIGHTS
We may issue subscription rights, which may be issued under one or more subscription rights certificates and/or pursuant to one or more subscription rights agreements, to purchase shares of our common stock, shares of our preferred stock or our debt securities. We may issue subscription rights independently or together with any other offered security, which may or may not be transferable by the stockholder. In connection with any offering of subscription rights, we may enter into a standby arrangement with one or more underwriters or other purchasers pursuant to which the underwriters or other purchasers may be required to purchase any securities remaining unsubscribed for after such offering.
The prospectus supplement relating to any subscription rights we may offer will contain the specific terms of the subscription rights. These terms may include the following:
•the price, if any, for the subscription rights;
•the number and terms of each share of common stock or preferred stock or debt securities which may be purchased per each subscription right;
•the exercise price payable for each share of common stock or preferred stock or debt securities upon the exercise of the subscription rights;
•the extent to which the subscription rights are transferable;
•any provisions for adjustment of the number or amount of securities receivable upon exercise of the subscription rights or the exercise price of the subscription rights;
•any other terms of the subscription rights, including the terms, procedures and limitations relating to the exchange and exercise of the subscription rights;
•the date on which the right to exercise the subscription rights shall commence, and the date on which the subscription rights shall expire;
•the extent to which the subscription rights may include an over-subscription privilege with respect to unsubscribed securities; and
•if applicable, the material terms of any standby underwriting or purchase arrangement entered into by us in connection with the offering of subscription rights.
The description in an accompanying prospectus supplement of any subscription rights we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable subscription rights certificate or subscription rights agreement, which will be filed with the SEC if we offer subscription rights. For more information on how you can obtain copies of any subscription rights certificate or subscription rights agreement if we offer subscription rights, see “Where You Can Find More Information” and “Incorporation by Reference.” We urge you to read the applicable subscription rights certificate, the applicable subscription rights agreement and any accompanying prospectus supplement in their entirety.

DESCRIPTION OF PURCHASE CONTRACTS AND PURCHASE UNITS
We may issue purchase contracts, including contracts obligating holders to purchase from us, and obligating us to sell to the holders, a specified number of shares of our common stock, shares of our preferred stock or our debt securities at a future date or dates, which we refer to in this prospectus as purchase contracts. The price of the securities and the number of securities may be fixed at the time the purchase contracts are issued or may be determined by reference to a specific formula set forth in the purchase contracts and may be subject to adjustment under anti-dilution formulas. The purchase contracts may be issued separately or as part of units consisting of a stock purchase contract and our debt securities or preferred securities or debt obligations of third parties, including U.S. treasury securities, or any combination of the foregoing, securing the holders’ obligations to purchase the securities under the purchase contracts, which we refer to herein as purchase units. The purchase contracts may require holders to secure their obligations under the purchase contracts in a specified manner. The purchase contracts also may require us to make periodic payments to the holders of the purchase contracts or the purchase units, as the case may be, or vice versa, and those payments may be unsecured or pre-funded in whole or in part.
The description in an accompanying prospectus supplement of any purchase contract or purchase unit we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable purchase contract or purchase unit, which will be filed with the SEC if we offer purchase contracts or purchase units. For more information on how you can obtain copies of any purchase contract or purchase unit we may offer, see “Where You Can Find More Information” and “Incorporation by Reference.” We urge you to read the applicable purchase contract agreement or the applicable purchase unit agreement and any accompanying prospectus supplement in their entirety.

SELLING SECURITYHOLDERS
Information about selling securityholders, where applicable, will be set forth in a prospectus supplement, in a post-effective amendment or in filings we make with the SEC under the Exchange Act which are incorporated by reference into this prospectus.

PLAN OF DISTRIBUTION
We or the selling securityholders may sell the securities being offered hereby in one or more of the following ways from time to time:
•to underwriters for resale to purchasers;
•directly to purchasers;
•through agents or dealers to purchasers; or
•through a combination of any of these methods.
In addition, we may enter into derivative or hedging transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. In connection with such a transaction, the third parties may sell securities covered by and pursuant to this prospectus and any accompanying prospectus supplement. If so, the third parties may use securities borrowed from us or others to settle such sales and may use securities received from us to close out any related short positions. We may also loan or pledge securities covered by this prospectus and any accompanying prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and any accompanying prospectus supplement.
We will identify the specific plan of distribution, including any underwriters, dealers, agents or direct purchasers and their compensation in a prospectus supplement. The prospectus supplement will include the following information, if applicable:
•the terms of the offering;
•the names of any underwriters, dealers or agents;
•the name or names of any managing underwriter or underwriters;
•the purchase price of the securities;
•the net proceeds from the sale of the securities;
•any delayed delivery arrangements;
•any underwriting discounts, commissions and other items constituting underwriters’ compensation;
•any offering price to the public;
•any discounts or concessions allowed or reallowed or paid to dealers; and
•any commissions paid to agents.
Electronic auctions
We and any selling securityholders may also make sales through the Internet or through other electronic means. Since we and the selling securityholders may from time to time elect to offer securities directly to the public, with or without the involvement of agents, underwriters or dealers, utilizing the Internet or other forms of electronic bidding or ordering systems for the pricing and allocation of such securities, you should pay particular attention to the description of that system we will provide in a prospectus supplement.
Such electronic system may allow bidders to directly participate, through electronic access to an auction site, by submitting conditional offers to buy that are subject to acceptance by us, and which may directly affect the price or other terms and conditions at which such securities are sold. These bidding or ordering systems may present to each bidder, on a so-called “real-time” basis, relevant information to assist in making a bid, such as the clearing spread at which the offering would be sold, based on the bids submitted, and whether a bidder’s individual bids would be accepted, prorated or rejected. Of course, many pricing methods can and may also be used.
Upon completion of such an electronic auction process, securities will be allocated based on prices bid, terms of bid or other factors. The final offering price at which securities would be sold and the allocation of securities among bidders would be based in whole or in part on the results of the Internet or other electronic bidding process or auction.

LEGAL MATTERS
Unless otherwise indicated in any accompanying prospectus supplement, Skadden, Arps, Slate, Meagher & Flom LLP, as United States counsel, and ASW Law Limited, as Bermuda counsel, will provide opinions regarding the authorization and validity of the securities. Skadden, Arps, Slate, Meagher & Flom LLP may also provide opinions regarding certain other matters. Any underwriters will be advised about legal matters by their own counsel, which will be named in an accompanying prospectus supplement.
EXPERTS
The consolidated financial statements of F&G Annuities & Life, Inc. and subsidiaries appearing in F&G Annuities & Life, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2023 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.